Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

NORTH PLAINS ENERGY, LLC

(Seller)

and

KODIAK OIL & GAS (USA) INC.

(Buyer)

and

KODIAK OIL & GAS CORP.

(Parent)

Dated as of November 14, 2011

TABLE OF CONTENTS

Article I DEFINITIONS		2

1.1	Definitions	2

Article II PROPERTIES		11

2.1	Agreement to Sell and Purchase	11
2.2	Excluded Assets	13
2.3	Effective Time	15
2.4	Assumed Liabilities	15
2.5	Excluded Liabilities	16

Article III PURCHASE PRICE		17

3.1	Purchase Price; Deposit	17
3.2	Adjustments to Purchase Price	17
3.3	Allocated Values	19
3.4	Adjustments	19

Article IV REPRESENTATIONS AND WARRANTIES		20

4.1	Representations and Warranties of Seller	20
4.2	Representations and Warranties of Buyer	24
4.3	Representations and Warranties of Parent	26
4.4	Survival of Representations and Warranties and Covenants	28
4.5	Disclaimer of Seller Representations and Warranties	28
4.6	Disclaimer of Buyer and Parent Representations and Warranties; Due Diligence by Buyer or Parent	29
4.7	Waiver Of Consumer Protection Statutes	30
4.8	Conspicuous	30

Article V PRE-CLOSING COVENANTS		30

5.1	Conduct of Business	30
5.2	Confidentiality Agreement	31
5.3	Bonds and Other Credit Support	32
5.4	No Solicitation of Seller Employees	32
5.5	Reports	32
5.6	HSR Act Filings	32
5.7	New Leases	32
5.8	Registration Statement	33
5.9	Qualified Fundraising	33

Article VI EXAMINATION OF TITLE AND PROPERTIES		34

6.1	Access	34
6.2	Buyer Confidentiality	35
6.3	Certain Definitions	35
6.4	Notice of Title Defects and Title Benefits; Remedies	42
6.5	Title Defect Amount; Title Benefit Amount	43
6.6	Notice of Environmental Defects; Remedies	45

6.7	Title and Environmental Dispute Resolution	46
6.8	Casualty Loss and Condemnation	46
6.9	Preferential Purchase Rights	47
6.10	Applicable Consents	47
6.11	Special Warranty	48
6.12	Exclusive Remedy	48

Article VII TAX MATTERS		49

7.1	Certain Definitions	49
7.2	Apportionment of Production Taxes	49
7.3	Liability for Transfer Taxes	50

Article VIII CONDITIONS PRECEDENT TO CLOSING		50

8.1	Seller’s Conditions	50
8.2	Buyer’s and Parent’s Conditions	51

Article IX CLOSING		51

9.1	Preliminary Settlement Statement and Closing	51
9.2	Closing Obligations	52

Article X POST-CLOSING RIGHTS AND OBLIGATIONS		54

10.1	Files and Records	54
10.2	Post-Closing Adjustments	54
10.3	Further Assurances	55
10.4	Removal of Signs	55
10.5	Registration Rights	56
10.6	Required Financial Statements	57
10.7	Post-Effective Time Accounts Receivables	58
10.8	Transition Services Agreement	58

Article XI INDEMNIFICATION		60

11.1	Buyer’s and Parent’s Indemnity Obligations	60
11.2	Seller’s Indemnity Obligation	60
11.3	Deductible, Threshold and Cap	61
11.4	Notice of Claim for Indemnification	61
11.5	Waiver of Certain Damages	61
11.6	Exclusive Remedy	62
11.7	Extent of Indemnification	62

Article XII ARBITRATION		62

12.1	Arbitration	62
12.2	Additional Procedures	63
12.3	Location	63
12.4	Written Decision or Award	63
12.5	Authority of Arbitrator	63
12.6	Confidentiality	63

ii

Article XIII TERMINATION		64

13.1	Termination	64
13.2	Liabilities Upon Termination	64

Article XIV MISCELLANEOUS		66

14.1	Notices	66
14.2	Amendments and Severability	68
14.3	Assignment	68
14.4	Interpretation	68
14.5	Governing Law	69
14.6	Announcements	69
14.7	Entire Agreement	69
14.8	Parties in Interest	69
14.9	Waiver	69
14.10	Conspicuousness of Provisions	69
14.11	Counterparts	69
14.12	Waiver of Jury Trial; Submission to Jurisdiction	69

Exhibits and Schedules
Exhibit A	Existing Leases
Exhibit B	Wells
Exhibit C	Surface Use Agreements and Rights-of-Way
Exhibit D	Form of Escrow Agreement
Exhibit E	Allocated Values
Exhibit F	Form of Assignment, Bill of Sale and Conveyance
Exhibit G-1	Form of Seller’s Officer’s Certificate
Exhibit G-2	Form of Buyer and Parent’s Officer’s Certificate
Exhibit H	Form of Letters in Lieu
Exhibit I	Form of Non-Foreign Status Affidavit
Exhibit J	Form of Mercuria Assignment, Bill of Sale and Conveyance
Exhibit K	Form of Lock-up Letter Agreements

Schedule 2.2(g)	Excluded Assets
Schedule 3.2(a)	Assigned Deposits
Schedule 3.2(a)(vi)	Pre-Effective Time Expenditures
Schedule 4.1(f)	Retained Litigation
Schedule 4.1(g)	Pending Expenditures
Schedule 4.1(h)	Taxes
Schedule 4.1(i)	Governmental Authorization
Schedule 4.1(k)	Notices of Violation, Judgments and Court Orders
Schedule 4.1(m)	Material Contracts
Schedule 4.1(n)	Third Party Rights
Schedule 4.1(q)	Plugging Obligations
Schedule 4.1(s)	Drilling Obligations
Schedule 4.1(t)	Environmental
Schedule 5.1	Interim Period Operations
Schedule 5.3	Security Arrangements
Schedule 5.7	Option Leases

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 14th day of November, 2011 (the “Execution Date”), by and among Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Buyer”), having an address of 1625 Broadway, Suite 250, Denver, Colorado 80202, Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Parent”), having an address of 1625 Broadway, Suite 250, Denver, Colorado 80202, and North Plains Energy, LLC, a Delaware limited liability company (“Seller”), having an address of 1888 Sherman Street, Suite 375, Denver, Colorado 80203.  Buyer, Seller and Parent are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to the Properties, upon the terms and conditions hereinafter set forth; and

WHEREAS, pursuant to that certain Drilling and Development Agreement dated December 10, 2009, but effective as of November 1, 2009, as amended by that certain First Amendment to Drilling and Development Agreement dated August 16, 2010 (collectively, the “D&D Agreement”), by and between Seller and Mercuria, Mercuria (i) owns an undivided sixty percent (60%) of Seller’s right, title and interest in and to certain of the assets and properties described in Section 2.1(a) through (k) of this Agreement (collectively, the “Mercuria Interests”) and (ii) is entitled to receive an assignment of the Mercuria Interests from Seller; and

WHEREAS, pursuant to the D&D Agreement, Seller has assigned some, but not all, of the Mercuria Interests to Mercuria (such Mercuria Interests that have not been assigned to Mercuria being herein called the “Unassigned Mercuria Interests”); and

WHEREAS, simultaneously with the Closing under this Agreement, Seller and Mercuria desire for Seller to assign the Unassigned Mercuria Interests to Mercuria pursuant to the terms and conditions of the D&D Agreement;

WHEREAS, Buyer and Mercuria have executed the Mercuria Agreement pursuant to which Mercuria has agreed to sell to Buyer, and Buyer has agreed to purchase from Mercuria, the Mercuria Interests in accordance with the terms and conditions set forth therein; and

WHEREAS, as consideration in part for the sale of the Properties to Buyer, Parent will issue to Seller shares of common stock, no par value, of Parent (the “Parent Common Stock”) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Parent hereby agree as follows:

Article I
DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning assigned to it in Section 12.1(a).

“Accounting Expert” means Hein & Associates or such other independent accounting firm that the Parties may mutually agree to.

“Action” has the meaning assigned to it in Section 14.12(b).

“Affiliate” means, with respect to any Party, a Person that directly or indirectly controls, is controlled by or is under common control with, such Party.

“Agreement” has the meaning assigned to it in the preamble.

“Allocated Value” has the meaning assigned to it in Section 3.3(a).

“Applicable Consents” has the meaning assigned to it in Section 6.10(a).

“Applicable Contracts” has the meaning assigned to it in Section 2.1(e).

“Arbitrators” has the meaning assigned to it in Section 12.1(c).

“Assigned Deposits” has the meaning assigned to it in Section 3.2(a)(iii).

“Assignment” has the meaning assigned to it in Section 9.2(a)(iv).

“Assumed Liabilities” has the meaning assigned to it in Section 2.4.

“Business Day” means each calendar day except Saturdays, Sundays, Federal holidays and days on which banks located in New York, New York may be closed.

“Buyer” has the meaning assigned to it in the preamble.

“Buyer Deliverables” has the meaning assigned to it in Section 9.2(a).

“Buyer Indemnified Parties” has the meaning assigned to it in Section 11.2.

“Buyer Survival Period” has the meaning assigned to it in Section 4.4(b).

“Buyer’s Representatives” has the meaning assigned to it in Section 6.1.

“Cash Consideration” has the meaning assigned to it in Section 3.1(a)(i).

“Casualty Loss” has the meaning assigned to it in Section 6.8.

“Change-In-Interest” has the meaning assigned to it in Section 6.3(b)(i).

“Closing” has the meaning assigned to it in Section 9.1(b).

“Closing Amount” means (i) the Preliminary Amount (ii) less the Performance Deposit (iii) less, in the event the Parent Consideration Shares are issued under Section 3.1(a)(ii), Twenty Million Dollars ($20,000,000).

“Closing Date” means the date on which Closing occurs.

“Code” has the meaning assigned to it in Section 3.3(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Parent, Seller and the other participant to the D&D Agreement dated August 10, 2011, as amended by that certain Amendment No. 1 thereto entered into between Parent, Buyer, Seller and Mercuria concurrently with the execution of this Agreement.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

“Conveyed Interest” means, after giving effect to the Mercuria Assignment, all of Seller’s right, title and interest.

“Conveyed Hydrocarbons” has the meaning assigned to it in Section 2.1(d).

“Cure Period” has the meaning assigned to it in Section 6.4(c).

“Customary Post Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Properties to Buyer, that are customarily obtained after the assignment of properties similar to the Properties.

“D&D Agreement” has the meaning assigned to it in the recitals.

“Debt” means all obligations for payment of borrowed money, including obligations for payment of principal, interest and penalties, but expressly excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property, assets  or services, in each case, from time to time incurred in the ordinary course of business.

“Defect Deadline” means 5:00 p.m. Mountain time on December 22, 2011.

“Defects Arbitrator” has the meaning assigned to it in Section 12.1(b).

“Disputed Defect Matter” has the meaning assigned to it in Section 6.7.

“DOJ” means the Department of Justice.

“DSU” means a drilling or spacing unit which (i) is described on Exhibit A, (ii) has been approved by the NDIC, or (iii) in the absence of either (i) or (ii), consists of two north-south oriented “standup” sections within a township, located (a) in the northern two tiers of sections within a township (e.g., Sections 1 and 12, Sections 2 and 11, etc.); (b) in the middle two tiers of sections within a township (e.g., Sections 13 and 24, Sections 14 and 23, etc.); or (c) in the southern two tiers of sections within a township (e.g., Sections 25 and 36, Sections 26 and 35, etc.), containing 1,280 gross acres, more or less.

“DSU Average Acreage Cost” means, with respect to any DSU, the total of the Allocated Values for the Existing Leases included within such DSU divided by the total number of Seller’s Net Mineral Acres in such Existing Leases, and shall be expressed in Dollars per Net Mineral Acre.  For the avoidance of doubt, to the extent an Existing Lease falls partly within and partly outside of a particular DSU, only that portion of such Existing Lease falling within such DSU shall be considered in the calculation of the DSU Average Acreage Cost.

“Effective Time” has the meaning assigned to it in Section 2.3.

“Environmental Defect” has the meaning assigned to it in Section 6.3(f).

“Environmental Defect Amount” has the meaning assigned to it in Section 6.3(j).

“Environmental Defect Property” has the meaning assigned to it in Section 6.6(b).

“Environmental Laws” has the meaning assigned to it in Section 6.3(g).

“Environmental Liabilities” has the meaning assigned to it in Section 6.3(k).

“Environmental Notice” has the meaning assigned to it in Section 6.3(i).

“Environmental Threshold” has the meaning assigned to it in Section 6.6(d).

“Equipment” has the meaning assigned to it in Section 2.1(g).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning assigned to it in Section 3.1(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning assigned to it in Section 2.2.

“Excluded Liabilities” has the meaning assigned to it in Section 2.5.

“Execution Date” has the meaning assigned to it in the preamble.

“Existing Leases” has the meaning assigned to it in Section 2.1(a).

“FTC” means the Federal Trade Commission.

“Final Settlement Date” has the meaning assigned to it in Section 10.2.

“Final Settlement Statement” has the meaning assigned to it in Section 10.2.

“Financing” means, the debt and equity financing to be used by Buyer to finance the transactions described herein.

“Financing Action” has the meaning assigned to it in Section 14.12(c).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“General Seller Liabilities” has the meaning assigned to it in Section 2.5(a).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body, or any political subdivision, agency, unit or instrumentality thereof.

“Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” has the meaning assigned to it in Section 2.1(d).

“Imbalances” means (i) over-production or under-production or over-deliveries or under-deliveries, as applicable, on account of any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller, or (ii) over-deliveries or under-deliveries on account of any imbalance with a pipeline between the amount of Hydrocarbons nominated by Seller and the amount of Hydrocarbons actually delivered to such pipeline by or for the account of Seller.

“Indemnified Excluded Liabilities” has the meaning assigned to it in Section 2.5(h).

“Indemnity Cap” has the meaning assigned to it in Section 11.3.

“Indemnity Deductible” has the meaning assigned to it in Section 11.3.

“Indemnity Threshold” has the meaning assigned to it in Section 11.3.

“Inspection Request” has the meaning assigned to it in Section 6.1(b).

“Interim Period” has the meaning assigned to it in Section 5.1.

“Invasive Activities” has the meaning assigned to it in Section 6.1(b).

“Inventory Hydrocarbons” has the meaning assigned to it in Section 3.2(a)(ii).

“Knowledge” means (i) with respect to Seller, the actual knowledge of J. Stephen Mercer, Joseph A. Pope, Dustin Gaspari, Rey A. Baribault, Kevin E. O’Connell or Jeffrey W. Miller and (ii) with respect to Buyer or Parent, the actual knowledge of Lynn Peterson, James Henderson or James Catlin.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” has the meaning assigned to it in Section 2.1(a).

“Letter In Lieu” has the meaning assigned to it in Section 9.2(a)(vii).

“Liabilities” has the meaning assigned to it in Section 11.1.

“Lowest Cost Response” has the meaning assigned to it in Section 6.3(h).

“Material Adverse Effect” means any circumstance, change, event, occurrence or effect (collectively, “Effect”) which, individually or in the aggregate, has, has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, financial condition or results of operations of the Properties, taken as a whole, provided that any such Effect that results, resulted or would reasonably be expected to result in the diminution in value of the Properties by an amount equal to 15% of the Purchase Price or more shall be deemed to constitute a Material Adverse Effect, and provided further that no such Effect will be deemed to be a Material Adverse Effect if it results from or arises in connection with (a) this Agreement or the transactions contemplated hereby, (b) changes or conditions affecting the upstream oil and gas business (including changes in hydrocarbon pricing), (c) changes in economic (including credit markets), regulatory or political conditions generally, (d) changes in Law, (e) any matter set forth in the Schedules attached hereto or (f) any depletion of reserves.

“Material Contracts” has the meaning assigned to it in Section 4.1(m).

“Maximum Number of Shares” means the number of shares equal to the quotient of Twenty Million Dollars ($20,000,000) divided by the Weighted Average Share Price, rounded up to the nearest whole share.

“Mercuria” means Mercuria Bakken, LLC, a Delaware limited liability company.

“Mercuria Agreement” means that certain Purchase and Sale Agreement, dated as of even date herewith, by and between Mercuria, as “Seller,” and Kodiak Oil & Gas (USA) Inc. as “Buyer.”

“Mercuria Assignment” has the meaning assigned to it in Section 9.2(c).

“Mercuria Interests” has the meaning assigned to it in the recitals.

“NDIC” means the North Dakota Industrial Commission or any successor Governmental Authority.

“Net Mineral Acres” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands in and to the Bakken and Three Forks formations, multiplied by (c) the NPE Lease Working Interest in such Lease, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease in the conveyed depths, a separate calculation shall be done for each such area as if it were a separate Lease.

“New Leases” has the meaning assigned to it in Section 5.7.

“Non-Consent Net Revenue Interest” means the interest (expressed as a decimal) of Seller attributable to the applicable Non-Consent Working Interest in a DSU, in and to all Hydrocarbons produced, saved and sold from or allocated to such DSU, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Non-Consent Working Interest” means the interest (expressed as a decimal) of Seller attributable to the Conveyed Interest in a DSU that is derived from the interests of non-consenting interest owners in such DSU that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such DSU, but without regard to the effect of any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” has the meaning assigned to it in Section 4.2(d).

“NPE Lease Net Revenue Interest” means, with respect to each Lease, the interest (expressed as a decimal) of Seller attributable to the applicable NPE Lease Working Interest in such Lease, in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NPE Lease Working Interest” means, with respect to each Lease, the interest (expressed as a decimal) of Seller attributable to the Conveyed Interest in such Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Opinion” means (a) the review of the applicable Required Financial Statements by the Accounting Expert in accordance with applicable Law and (b) the unqualified opinion by the Accounting Expert in respect of the Required Financial Statements in accordance with applicable Law.

“Option Leases” means all oil, gas and/or mineral leases (other than Existing Leases) that are (i) listed on Schedule 5.7, or (ii) acquired by Seller on or after the Effective Time but prior to Closing and covering lands located within the boundaries of a DSU that includes lands covered by any Existing Lease, but only to the extent any such oil, gas and/or mineral leases covers lands located within the boundaries of any such DSU.

“Outside Termination Date”  means February 16, 2012.

“Parent” has the meaning assigned to it in the preamble.

“Parent Common Stock” has the meaning assigned to it in the recitals.

“Parent Consideration Shares” has the meaning assigned to it in Section 3.1(a)(i).

“Parent SEC Reports” has the meaning assigned to it in Section 4.3(e).

“Party” and “Parties” have the meanings assigned to them in the preamble.

“Pending Expenditures” means any outstanding authorization for expenditure or other written commitment to drill wells or to incur capital expenditures for other operations in respect of the Properties that individually exceeds Two Hundred Fifty Thousand Dollars ($250,000) (net to Seller) per authorization or commitment.

“Performance Deposit” has the meaning assigned to it in Section 3.1(b).

“Permits” has the meaning assigned to it in Section 2.1(f).

“Permitted Encumbrances” has the meaning assigned to it in Section 6.3(b).

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including any Governmental Authority.

“PPRs” has the meaning assigned to it in Section 6.9(a).

“Preliminary Amount” has the meaning assigned to it in Section 9.1(a).

“Preliminary Settlement Statement” has the meaning assigned to it in Section 9.1(a).

“Production Taxes” has the meaning assigned to it in Section 7.1(b).

“Property” and “Properties” have the meanings assigned to them in Section 2.1.

“Prospectus” has the meaning assigned to it in Section 10.5.

“Purchase Price” has the meaning assigned to it in Section 3.1.

“Qualified Fundraising” means (i) Buyer has available to it a written, binding and enforceable commitment made by a Third Party to Buyer to extend Five Hundred Forty Million Dollars ($540,000,000) and all conditions precedent to fund such amount have been satisfied or (ii) the sale of securities of Parent following the Execution Date but prior to the Closing pursuant to which Parent receives, on an unrestricted basis, net proceeds in an amount no less than Five Hundred Forty Million Dollars ($540,000,000).

“RCRA” has the meaning assigned to it in Section 6.3(h).

“Records” has the meaning assigned to it in Section 2.1(g).

“Required Election” means any election involving expenditures or obligations having a value of Two Hundred Fifty Thousand Dollars ($250,000) per item, net to Seller’s interest, that Seller is required to make under any Applicable Contract.

“Required Financial Statements” means the historical financial statements in respect of the Properties required to be filed by Parent pursuant to Regulation S-X of the Securities Act and in accordance with the requirements of the SEC and its staff.

“Retained Hydrocarbons” has the meaning assigned to it in Section 2.2(a).

“Retained Litigation” has the meaning assigned to it in Section 4.1(f).

“Retained Property” has the meaning assigned to it in Section 6.3(c).

“Rights of Way” has the meaning assigned to it in Section 2.1(f).

“Rules” has the meaning assigned to it in Section 12.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Arrangements” has the meaning assigned to it in Section 5.3.

“Seller” has the meaning assigned to it in the preamble.

“Seller Deliverables” has the meaning assigned to it in Section 9.2(b).

“Seller Indemnified Parties” has the meaning assigned to it in Section 11.1.

“Seller Marks” has the meaning assigned to it in Section 10.4.

“Seller Obligations” has the meaning assigned to it in Section 5.3.

“Seller Survival Period” has the meaning assigned to it in Section 4.4(a).

“Selling Shareholder Questionnaire” has the meaning assigned to it in Section 5.8.

“Services” has the meaning assigned to it in Section 10.8(a).

“State Lease Letter Agreement” means that certain letter agreement of even date herewith by and among Seller, Buyer and Mercuria pertaining to certain oil and gas leases obtained by Seller from the State of North Dakota.

“State Leases” has the meaning assigned to it in Section 6.3(a).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Oil and Gas Interests” has the meaning assigned to it in Section 2.1(c).

“Suspense Funds” has the meaning assigned to it in Section 3.2(a)(iii).

“Survival Period” has the meaning assigned to it in Section 4.4(a).

“Tax” or “Taxes” has the meaning assigned to it in Section 7.1(a).

“Tax Return” has the meaning assigned to it in Section 7.1(d).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Operator” has the meaning assigned to it in Section 6.1(a).

“Title Benefit” has the meaning assigned to it in Section 6.3(d).

“Title Benefit Amount” has the meaning assigned to it in Section 6.5(b).

“Title & Environmental Deductible” has the meaning assigned to it in Section 6.4(d).

“Title Defect” has the meaning assigned to it in Section 6.3(a).

“Title Defect Amount” has the meaning assigned to it in Section 6.5(a).

“Title Defect Property” has the meaning assigned to it in Section 6.4(b).

“Title Notice” has the meaning assigned to it in Section 6.3(e).

“Title Threshold” has the meaning assigned to it in Section 6.4(d).

“Transfer Taxes” has the meaning assigned to it in Section 7.1(c).

“Transition Period” has the meaning assigned to it in Section 10.8(a).

“Treasury Regulations” has the meaning assigned to it in Section 3.3(b).

“Unassigned Mercuria Interests” has the meaning assigned to it in the recitals.

“Unit Interests” has the meaning assigned to it in Section 2.1(b).

“Weighted Average Share Price” means the volume weighted average price of each share of the common stock of the Parent, as reported by the New York Stock Exchange, for the last five (5) trading days occurring immediately prior to the two (2) trading days occurring immediately prior to the Closing Date.

“Wells” has the meaning assigned to it in Section 2.1(c).

“Wells Fargo Debt” has the meaning assigned to it in Section 9.2(b)(vii).

“Willful Breach” means that Seller fails to use its good faith efforts to cause the satisfaction of, or willfully breaches in any material respect (by refusing to perform or taking an action prohibited, or causing or encouraging any other Person to take or fail to take an action), any material pre-Closing covenant applicable to Seller.

Article II
PROPERTIES

2.1           Agreement to Sell and Purchase.  At the Closing, effective as of the Effective Time, subject to the terms and conditions of this Agreement, including the reservation and retention of the Excluded Assets, Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for and accept, the Conveyed Interest in and to the following assets and properties (such Conveyed Interest in such assets and properties, collectively, the “Properties,” and each, individually, a “Property”):

(a)           the oil and/or gas leases described on Exhibit A, including all royalty, leasehold, working, operating, carried, net profit, reversionary and any other rights and interests of a similar nature in such leases (the Conveyed Interest is such leases and other rights and interests therein, the “Existing Leases”) and the New Leases (the Existing Leases and the Conveyed Interest in the New Leases, collectively, the “Leases”);

(b)           any and all leasehold interests and other rights, titles and interests (including any non-consent interests) of Seller in and to any pooled acreage, communitized acreage or units arising on account of the Leases having been pooled, communitized or unitized into such units (such interest in such acreage or units, the “Unit Interests”);

(c)           all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases or the Unit Interests, including all of the wells described on Exhibit B (such interest in such wells, the “Wells”, and, together with the Leases and the Unit Interests, the “Subject Oil and Gas Interests”);

(d)           all oil, gas, well gas, casinghead gas, condensate and all components of any of them (including liquids) (the “Hydrocarbons”), in each case, produced from or attributable to the Subject Oil and Gas Interests from and after the Effective Time (such interest in such Hydrocarbons, the “Conveyed Hydrocarbons”);

(e)           to the extent assignable and to the extent relating to the Properties, all agreements and contracts (oral or written) to which Seller is a party or in which Seller otherwise holds an interest by which any of the assets and properties described in this Section 2.1 (or the operations with respect thereto) are bound, including farmin agreements, farmout agreements, operating agreements, Hydrocarbon purchase, sale, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, equipment leases, well service contracts (such interest in such contracts and agreements, the “Applicable Contracts”);

(f)            to the extent assignable or transferable and to the extent relating to the use, ownership or operation of any of the Properties, (i) all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests, including those described on Exhibit C (such interest in such rights and interests, the “Rights of Way”) and (ii) unless the assignment or transfer thereof would require the payment of a fee or other consideration to any Person other than Seller (or any of its Affiliates) that Buyer has not separately agreed in writing to pay, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Authority (such interest in such permits, rights and other authorizations, the “Permits”);

(g)           all equipment, machinery, fixtures and other real, immovable, personal, movable and mixed property (other than such property that is leased to Seller) that is located on lands covered by the Leases and primarily used in connection with the use, ownership or operation of the Wells, including flow lines, pipelines, gathering systems, well pads, caissons, tank batteries, improvements and abandoned property (such interest in such equipment and other property, collectively, the “Equipment”);

(h)           copies of all of the files, records, maps and information in Seller’s or an Affiliate’s possession or control that are related to any of the assets and properties described in this Section 2.1, including all land, title and contract files and operations, accounting, environmental, production and Production Tax records with respect to such properties and assets (collectively, the “Records”);

(i)            (i) all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to the Properties (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the

Effective Time, (ii) any Suspense Funds that are outstanding as of the Closing and for which an upward adjustment to the Purchase Price is made in accordance with Section 3.2(a)(iii)) and (iii) all Assigned Deposits;

(j)            all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes attributable to any period from and after the Effective Time; and

(k)           all of Seller’s rights in that certain Pollution Legal Liability Select Insurance Policy from Chartis Specialty Insurance Company, Policy Number PLS 18813683, with a term running from May 31, 2010 to May 31, 2013.

For the purposes of the Assignment, Exhibit A shall omit all information concerning the gross acres, Net Mineral Acres, NPE Lease Working Interest, Non-Consent Working Interest, NPE Lease Net Revenue Interest or Non-Consent Net Revenue Interest covered by, included in or attributable to any Lease or DSU.

2.2           Excluded Assets.  Notwithstanding anything to the contrary set forth herein, Seller shall reserve and retain all, and Buyer shall have no interest or rights in, to or under any, of the following properties and assets (such properties and assets, the “Excluded Assets”):

(a)           all Hydrocarbons produced from or attributable to the Subject Oil and Gas Interests prior to the Effective Time, other than the Inventory Hydrocarbons (the “Retained Hydrocarbons”);

(b)           all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time, other than (i) any Suspense Funds that are outstanding as of the Closing and for which an upward adjustment to the Purchase Price is made in accordance with Section 3.2(a)(iii)) and (ii) any Assigned Deposits;

(c)           all rights and interests of Seller (or any of its Affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Properties prior to the Closing, and any of the Excluded Assets, at any time;

(d)           all claims of Seller (or any of its Affiliates) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Production Taxes attributable to any period of time prior to the Effective Time, (ii) income, franchise or similar Taxes of Seller of its Affiliates or (iii) any Taxes attributable to the Excluded Assets;

(e)           all of the Seller Marks and all of Seller’s proprietary computer software, patents, trade secrets, copyrights and other intellectual property;

(f)            all personal computers and associated peripherals and all radio and telephone equipment;

(g)           any items described on Schedule 2.2(g), all Retained Litigation, all Retained Properties and all Security Arrangements not set forth on Schedule 5.3;

(h)           all vehicles, rolling stock and drilling rigs, and all spare parts and tools;

(i)            all compressors, generators, frac tanks, rig mats, gas processing equipment and other personal property that are under lease or consignment;

(j)            all contracts and agreements relating to swaps, futures and other similar derivative-based transactions;

(k)           all master services agreements (including any purchase orders and work orders thereunder), field data collection agreements, consulting agreements and similar contracts and agreements for the supply of services or products both to the Properties and to other properties, assets or businesses of Seller;

(l)            any offices, office leases, office furniture or office supplies located at such offices;

(m)          all corporate, financial, Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its Affiliates’) legal counsel) (except any title reports or opinions relating to the Properties) and, to the extent not relating to the Properties, other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s Affiliates) to the extent not related to the Properties and any corporate minute books and similar books and records of Seller;

(n)           all data and records relating to the proposed sale of the Properties, including all bids received from, and records of negotiations with, any Person other than Buyer and any of its Affiliates or representatives;

(o)           all geophysical, geological and other seismic and related technical data and information (including interpretive data and information) owned or licensed by Seller (or any of its Affiliates);

(p)           all employee information, internal valuation data, business plans, reserve reports, business studies and transaction proposals and related correspondence, data and information; and

(q)           the State Lease Letter Agreement.

For the avoidance of doubt, the Conveyed Interest and the Properties do not include any of the Excluded Assets.

2.3           Effective Time.  If the Closing occurs, the purchase by Buyer and the sale by Seller of the Properties, as contemplated by this Agreement, shall be for all economic purposes effective as of September 1, 2011 at 7:00 a.m., Central time (the “Effective Time”).

2.4           Assumed Liabilities.  Without limiting (a) Buyer’s rights to indemnity under Article XI, (b) Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article VI and (c) Buyer’s rights to purchase price adjustments pursuant to Section 3.2, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities (other than the Excluded Liabilities) arising from the ownership, operation, exploration and/or development of the Properties (it being understood that the Assumed Liabilities shall not include any General Seller Liabilities), whether known or unknown, liquidated or contingent, regardless of whether such Liabilities are deemed to have arisen or accrued or are attributable to periods prior to, on or after the Effective Time, except where a different time period is specified below, in which case the time period to which the assumed liability relates shall be as so specified below (all such Liabilities other than the Excluded Liabilities, the “Assumed Liabilities”), including, but not limited to, the following:

(a)           the obligation to pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Properties (other than those held in suspense by the operator thereof) after the Effective Time;

(b)           the condition of the land covered by the Leases;

(c)           the obligation to furnish makeup gas and/or settle Imbalances attributable to the Properties according to the terms of applicable gas sales, processing, gathering or transportation contracts;

(d)           the obligation to pay the proportionate share of costs attributable to the Properties to properly plug and abandon any and all wells, including temporarily abandoned wells, located on the Properties;

(e)           the obligation to pay the proportionate share of costs attributable to the Properties to dismantle or decommission and remove any personal property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties;

(f)            all obligations under the Applicable Contracts, the Rights of Way and the Leases;

(g)           the obligation to pay the proportionate share of costs attributable to the Properties to clean up, restore and/or remediate the Properties in accordance with the Applicable Contracts and Laws;

(h)           all Title Defects and Environmental Defects, except Title Defects and Environmental Defects for which Seller indemnifies Buyer under Sections 6.4(b) and 6.6(b), respectively; and

(i)            the obligation to pay the proportionate share attributable to the Properties to perform all obligations imposed under the terms of the Leases, the Rights of Way and the Applicable Contracts, or as required by any Law, on the owner of the Properties, including, subject to Section 7.2, from and after Closing, the payment of all Taxes related to the Properties.

2.5           Excluded Liabilities

.  Buyer shall never assume and shall never be liable for (pursuant to this Agreement), and Seller shall retain, the following Liabilities (collectively, the “Excluded Liabilities”):

(a)           any general and administrative expenses, claims or liabilities of Seller, or expenses, claims or liabilities relating to Seller’s business generally, including, without limitation, expenses, claims or liabilities relating to, involving or asserted by or on behalf of Seller’s employees, officers, members, directors, Affiliates, owners, lenders, financing sources (including, for certainty, any personnel-related claims) in each case, to the extent, and only to the extent, not arising from the ownership, operation, exploration and/or development of the Properties (collectively, the “General Seller Liabilities”);

(b)           any Debt of Seller;

(c)           any obligations, duties and liabilities of Seller relating to or arising from each of the Excluded Assets;

(d)           claims against Seller based on gross negligence or willful misconduct of Seller, as operator of the Properties, by co-working interest owners in connection with Seller’s operation of the Properties;

(e)           Hazardous Substances related or attributable to the Properties that, prior to the Effective Time and during Seller’s ownership of the Properties, were disposed of off-site at a Third Party commercial disposal facility;

(f)            the Retained Litigation;

(g)           personal injury, illness or death relating to the Properties, to the extent such personal injury, illness or death occurred prior to the Closing and during Seller’s ownership of the Properties; and

(h)           income, franchise, ad valorem, property, severance, production and similar Taxes of Seller, including any Taxes for which Seller is responsible for paying pursuant to Article VII (the foregoing clauses (d) through (h) are herein collectively referred to as the “Indemnified Excluded Liabilities”).

Article III
PURCHASE PRICE

3.1           Purchase Price; Deposit.

(a)           The purchase price for the sale and conveyance of the Properties to Buyer shall consist of Two Hundred Thirty Six Million Dollars ($236,000,000) (the “Purchase Price”), subject to adjustment in accordance with the provisions of Section 3.2:

(i)            Two Hundred Sixteen Million Dollars ($216,000,000), payable via direct bank deposit or wire transfer of immediately available United States dollars (the “Cash Consideration”); and

(ii)           a number of shares of Parent Common Stock equal to the Maximum Number of Shares (such shares being referred to herein as the “Parent Consideration Shares”); provided, however, that in the event that Parent does not receive New York Stock Exchange listing approval with respect to such shares prior to the Closing, Buyer may, in lieu of issuing the Parent Consideration Shares, increase the Cash Consideration by Twenty Million Dollars ($20,000,000).

(b)           Contemporaneously with the execution of this Agreement, Buyer, Seller and Escrow Agent shall enter into the escrow agreement attached hereto as Exhibit D (“Escrow Agreement”) pursuant to which Buyer will, on the same day as such execution, deposit with the Escrow Agent via wire transfer of immediately available United States dollars, a cash deposit (together with all interest earned thereon, the “Performance Deposit”) in an amount equal to Twelve Million Dollars ($12,000,000).  If the Closing occurs, the Performance Deposit shall be applied toward the Purchase Price at the Closing, as set forth in Article IX.  If this Agreement is terminated prior to the Closing, then the Performance Deposit shall be returned to Buyer, or retained by Seller, in accordance with Section 13.2.

3.2           Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows:

(a)           The Purchase Price shall be adjusted upward by the following (without duplication of any amounts):

(i)            the amount of all costs and expenses (including rentals, delay rentals, royalties, top lease payments, extension and/or renewal payments, Taxes, utilities, water and sewer charges, capital expenditures, lease operating expenses, deposits or items pre-paid by Seller) paid by or on behalf of Seller (and not deducted or netted from the proceeds described in Section 3.2(b)(i)) with respect to the Properties and attributable to any period of time from and after the Effective Time (whether paid before or after the Effective Time) plus, with respect to Properties for which Seller is the operator, the amount of any overhead under the applicable operating agreements that Seller would pay with respect to Seller’s interests in such Properties if Seller were not the operator of such Properties; provided, however, with respect to Properties for which Seller is not the operator, such costs and expenses shall be deemed attributable to the month specified in the joint interest billing or other statement or invoice for such costs and expenses received from the operator of such Properties;

(ii)           an amount equal to the value (determined using the contract price as of the Effective Time or if there is no contract price the price most recently paid prior to the Effective Time for Hydrocarbons less all applicable deductions) of all

Hydrocarbons produced from or attributable to the Subject Oil and Gas Interests that were, as of the Effective Time, in storage or existing in stock tanks above the tap or upstream of a pipeline connection, as the case may be (the “Inventory Hydrocarbons”), less applicable Production Taxes, royalty and other burdens payable on such Inventory Hydrocarbons as of the Effective Time, to be based on gauge reports to the extent available or on alternative methods to be agreed upon by the Parties;

(iii)          an amount equal to the sum of (A) the proceeds from the sale of Hydrocarbons attributable to the Subject Oil and Gas Interests and produced prior to the Effective Time, being held in suspense (the “Suspense Funds”) by a Third Party for the benefit of Seller and that are outstanding as of the Closing and (B) any deposits or other amounts set forth on Schedule 3.2(a) provided by Seller and held by Third Parties as of the Closing in respect of any of the Properties (the “Assigned Deposits”);

(iv)          subject to the Title Threshold and the Title & Environmental Deductible, an amount equal to the aggregate of the Title Benefit Amounts with respect to any Title Benefits asserted by Seller pursuant to Section 6.4(a);

(v)           the amount of Production Taxes apportioned to Buyer in accordance with Section 7.2 but paid or payable by Seller;

(vi)          the amount of all costs and expenses paid by or on behalf of Seller with respect to the Properties in connection with the operations identified on Schedule 3.2(a)(vi);

(vii)         an amount equal to the price of New Leases sold by Seller to Buyer calculated pursuant to Section 5.7; and

(viii)        any other amount mutually agreed upon by Seller and Buyer.

(b)           The Purchase Price shall be adjusted downward by the following (without duplication of any amounts):

(i)            the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Seller (or any of its Affiliates) as royalties, overriding royalties, and similar burdens on production and severance, and Production Taxes) received by Seller and derived from the sale of any of the (A) Conveyed Hydrocarbons or (B) any Hydrocarbons that were contained in storage or existing in stock tanks, pipelines and/or plants as of the Effective Time (for which an upward adjustment was paid to Seller pursuant to Section 3.2(a)(ii));

(ii)           an amount equal to all unpaid utilities, water and sewer charges relating to the Properties that are attributable to periods prior to the Effective Time and that are subsequently paid by Buyer;

(iii)          the amount of Production Taxes apportioned to Seller in accordance with Section 7.2 but paid or payable by Buyer;

(iv)          an amount equal to the sum of the Allocated Value (or pro-rata portion thereof) of each Retained Property (or affected portion thereof) with respect to which a reduction of the Purchase Price is permitted pursuant to Article VI;

(v)           subject to the Title Threshold and the Title & Environmental Deductible, an amount equal to the aggregate of the Title Defect Amounts with respect to each Title Defect Property that (i) Seller elects to address under Section 6.4(b)(A) and (ii) as of Closing, is not the subject of a Disputed Defect Matter;

(vi)          subject to the Environmental Threshold and the Title & Environmental Deductible, an amount equal to the aggregate of the Environmental Defect Amounts with respect to each Environmental Defect Property that (i) Seller elects to address under Section 6.6(b)(A) and (ii) as of Closing, is not the subject of a Disputed Defect Matter;

(vii)         an amount equal to the sum of the Allocated Value (or pro-rata portion thereof) of each Property (or affected portion thereof) subject to a PPR or an Applicable Consent with respect to which a reduction of the Purchase Price is permitted pursuant to Section 6.9 and Section 6.10; and

(viii)        any other amount mutually agreed upon by Seller and Buyer.

3.3           Allocated Values.

(a)           For purposes of this Agreement, with respect to each Property, the term “Allocated Value” means the amount of the Purchase Price allocated to that Property as set forth on Exhibit E under the column “Allocated Value.”  Seller and Buyer agree and stipulate that the Allocated Values set forth on Exhibit E have been established for use where appropriate, including for Seller to provide any required preferential purchase right notifications and in calculating adjustments to the Purchase Price as provided herein.

(b)           For purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594 filed under section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”), Seller and Buyer agree that (i) the Purchase Price, as adjusted, and any liabilities assumed by Buyer under this Agreement shall be allocated among the Properties consistent with the Allocated Values set forth on Exhibit E and (ii) except as otherwise required by applicable Law, neither Seller nor Buyer nor their respective Affiliates shall take positions inconsistent with such Allocated Values in any audit or other proceedings with respect to any Taxes.

3.4           Adjustments.  Notwithstanding anything herein to the contrary, any adjustments to the Purchase Price, as provided for in Section 3.2, (a) that are determined prior to the Closing, in the event that they are (i) negative adjustments, shall reduce, on a pro rata basis, the Cash Consideration and the number of Parent Consideration Shares and (ii) positive adjustments, shall increase, on a pro rata basis, the Cash Consideration and the number of Parent Consideration Shares; provided, however, that Buyer may elect, in its sole discretion, to satisfy any positive adjustment solely by an increase in the Cash Consideration; and (b) that are determined after the Closing shall increase or decrease as the case may be the Cash Consideration.

Article IV
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of Seller.  Seller represents and warrants to Buyer and Parent as follows:

(a)           Organization and Good Standing.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in the State of North Dakota except where the failure to be so qualified or in good standing would not result in a material adverse effect on Seller, the Properties or the transactions contemplated by this Agreement.

(b)           Authorization.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Seller.

(c)           Enforceability.  Assuming the execution and delivery by the other Parties to this Agreement and the Seller Deliverables to which Seller is a Party, this Agreement and such Seller Deliverables, are the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles.

(d)           No Conflict.  The execution, delivery and performance by Seller of this Agreement and the Seller Deliverables and the consummation by Seller of the transactions contemplated by this Agreement and the Seller Deliverables do not and will not (in each case, with or without notice or lapse of time or both):

(i)            assuming compliance with all PPRs and that all consents to transfer (including those set forth on Schedule 4.1(n)) and Customary Post-Closing Consents and Third Party approvals have been obtained, result in any default under any material provision of any agreement or instrument to which Seller is a party or by which the Properties are bound;

(ii)           violate or conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person the right to terminate, accelerate, modify or cancel, any provision of Seller’s governing documents;

(iii)          to Seller’s Knowledge, result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; or

(iv)          to Seller’s Knowledge, constitute a violation of any applicable Law.

(e)           Brokers’ Fees.  Seller has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will have any liability.

(f)            Litigation; Audits.  Except as set out on Schedule 4.1(f) (the “Retained Litigation”), as of the Execution Date, Seller has not received written notice of, and, to Seller’s Knowledge, there is not, any suit, action or other proceeding that has been threatened or is pending against Seller (to the extent relating to the Properties) or the Properties before any Governmental Authority (including any that challenge or pertain to Seller’s title to any of the Properties).  As of the Execution Date, there exist no unsatisfied judgment of any Governmental Authority against Seller that could reasonably be expected to result in impairment or loss of Seller’s interest in any part of the Properties or that would materially adversely affect the operation by Seller of the Properties in any respect.  As of the Execution Date, there are no audits currently being conducted, and Seller has no Knowledge of any proposed audit, under any of the joint operating agreements that govern the Properties.

(g)           Outstanding Capital Commitments.  To Seller’s Knowledge, set forth on Schedule 4.1(g) is a description of all Pending Expenditures that are currently pending.

(h)           Taxes.  Except (i) as set out on Schedule 4.1(h) or (ii) to the extent an inaccuracy of the following would neither result in a lien on any of the Properties nor a Tax liability on Buyer or its Affiliates:  (A) all Tax Returns relating to the Properties that are required to be filed by Seller have been timely filed, (B) all Taxes of the Seller and its Affiliates and all Taxes relating to the Properties have been paid and (C) there are no Tax liens (other than Permitted Encumbrances) on any of the Properties.

(i)            Governmental Authorization.  Except as set out on Schedule 4.1(i), Seller, with respect to those Properties operated by Seller, or, to Seller’s Knowledge, the applicable operator, with respect to those Properties operated by a Third Party Operator, has obtained, and is in material compliance with the terms of and conditions of, all Permits from the applicable Governmental Authorities that are presently necessary or required for the ownership and operation of the Properties.  With respect to those Properties operated by Seller and to Seller’s Knowledge with respect to those Properties operated by a Third Party Operator, no investigation or review by any Governmental Authority (including any condemnation proceeding) with respect to the Properties is pending or, to Seller’s Knowledge, threatened.  This Section 4.1(i) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.1(t) and Article VI.

(j)            No Bankruptcy.  There are no bankruptcy proceedings pending against, being contemplated by, or to Seller’s Knowledge threatened against, Seller.

(k)           Compliance with Law.  Except as set out on Schedule 4.1(k), with respect to those Properties operated by Seller, Seller is operating, and with respect to those Properties operated by a Third Party Operator, to Seller’s Knowledge, such Third Party Operator is operating the Properties in material compliance with applicable Law and Seller has not received a written notice of a material violation of any Law applicable to the Properties or operations on the Properties that has not been cured or otherwise satisfied.  This Section 4.1(k) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.1(t) and Article VI.

(l)            Royalties.  All rentals, royalties, overriding royalty interests and other payments due by Seller under the Leases have been paid to the proper Person or Governmental Authority, except (i) amounts that are being held in suspense in the ordinary course of business, and (ii) amounts that would not have a material effect on Seller’s ownership or operation of any such Lease.  Except as set forth in Exhibit A and except for any Option Lease or New Lease, Seller does not own any other oil and gas lease covering lands within the DSUs specifically described on Exhibit A.

(m)          Material Contracts; Debt.  Schedule 4.1(m) sets forth each Applicable Contract relating to the Properties that will be binding on Buyer after Closing and that (i) requires expenditures or obligations having a value in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, (ii) relates to any sale of any Conveyed Hydrocarbons and is not cancellable on sixty (60) days or less notice without the payment of penalties, (iii) constitutes a take-or-pay, forward sale or similar arrangement to deliver Hydrocarbons attributable to the Properties in the future without receiving payment at the time of or subsequent to delivery (e.g., a “forward” sale contract), (iv) contains any area of mutual interest provision or (v) pertains to Debt outstanding affecting any of the Properties or is an instrument creating a security interest in respect of any of the Properties to secure any such Debt (collectively, all of the foregoing, the “Material Contracts”).  Prior to the Execution Date, Seller has made available to Buyer a true and correct copy of all Material Contracts, including all amendments and modifications thereof.  Except as set forth on Schedule 4.1(m), as of the Execution Date, Seller is not, and to Seller’s Knowledge no other party is, in material default of its obligations under such Material Contract and, to Seller’s Knowledge, no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such material default by Seller or any other party to such Material Contract.  To Seller’s Knowledge, the Wells Fargo Debt is the only Debt that, individually or in the aggregate, exceeds Two Hundred Thousand Dollars ($200,000) and that is currently outstanding in respect of the Properties.

(n)           Rights in Third Parties.  Except (i) as set out on Schedule 4.1(n) and (ii) for any Customary Post Closing Consents, there are no PPRs or Applicable Consents that are applicable in connection with the transfer of the Properties by Seller or the performance by Seller of its obligations hereunder.

(o)           Imbalances.  There are no Imbalances associated with the Properties as of the Effective Time.

(p)           Financial Assurances and Guarantees.  Schedule 5.3 provides a complete and accurate description of all guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds and other similar financial assurances obtained or issued by Seller or its Affiliates relating to the Properties.

(q)           Plugging Obligations.  To Seller’s Knowledge, except for Wells listed on Schedule 4.1(q) and except for Wells that, to Seller’s Knowledge, have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon, there are no dry holes, shut in Wells or otherwise inactive Wells that are located on the Properties or on lands pooled or unitized therewith.

(r)            Oil and Gas Operations.  With respect to those Properties operated by Seller and to Seller’s Knowledge with respect to those Properties operated by a Third Party Operator, all Wells have been drilled and (if completed) completed in material compliance with applicable Leases.  To Seller’s Knowledge, no Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing as prescribed by any Governmental Authority.

(s)           Mandatory Drilling Obligations.  Except as provided in Schedule 4.1(s) and except for those Leases that contain an optional right to drill to maintain acreage thereunder, to Seller’s Knowledge, no Lease contains any drilling obligations that would require the mandatory drilling of a Well within one year of the Effective Time.  As of the Execution Date, Seller has not been advised in writing by a lessor under any Lease of any mandatory requirements to drill additional wells or conduct additional development operations.

(t)            Environmental.

(i)            With respect to the Properties, Seller has neither entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (A) are in existence as of the Execution Date, (B) are based on any Environmental Laws that relate to the present or future use of any of the Properties and (C) require any remediation or change in the present conditions of any of the Properties.

(ii)           Except as set forth on Schedule 4.1(t), to Seller’s Knowledge, there has not been any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties that: (A) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto or (B) gives rise to or results in any common Law or other liability of Seller to any Person.

(u)           Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(v)           Restricted Securities Provisions.  Seller understands that the Parent Consideration Shares will be characterized as “restricted securities” under federal securities Laws and, under such Laws, the Parent Consideration Shares cannot be sold or otherwise disposed of absent an effective registration statement or in a transaction exempt from the registration requirements of the Securities Act.

(w)          Accredited Investor; Investment Intent.  Seller is a knowledgeable investor and acknowledges that it has received or had access to all information concerning Parent that it required to make an investment decision with respect to the Parent Consideration Shares and has had the ability to evaluate (and in fact has evaluated) such information. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied on the representations and warranties of Buyer and Parent and its own independent due diligence investigation of Parent and (subject to the foregoing) Seller has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering and other professional counsel concerning the transactions contemplated by this Agreement, the Parent Consideration Shares to be acquired pursuant to this Agreement and the value thereof.  Neither such inquiries nor any other due diligence investigations conducted at any time by Seller or its representatives shall modify, amend or affect Seller’s right (i) to rely on the representations and warranties of Buyer and Parent contained in Section 4.2 and 4.3 or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.  Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, is acquiring the Parent Consideration Shares for its own account and not with a current intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities Laws and is able to bear the economic risk and lack of liquidity inherent in holding the Parent Consideration Shares.  Seller is not a “related person” of Buyer or Parent as defined in Item 404 of Regulation S-K under the Securities Act.

4.2           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that:

(a)           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in the State of North Dakota.

(b)           Authorization.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Buyer.

(c)           Enforceability.  Assuming the execution and delivery by the other Parties to this Agreement and the Buyer Deliverables to which Buyer is a Party, this Agreement and such Buyer Deliverables are the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles.  Neither the execution and delivery by Buyer of this Agreement and such Buyer Deliverables, nor the consummation by Buyer of the transactions contemplated by this Agreement and such Buyer Deliverables, will violate, or be in conflict with (i) the articles of incorporation, bylaws or governing documents of Buyer, (ii) any provision of any agreement or instrument to which Buyer is a party or by which it (or any of its properties) is bound or (iii) any Law applicable to Buyer (or any of its properties).

(d)           Environmental Condition. Buyer agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances, and that the Properties may be contaminated with a variety of harmful substances.  Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses.  The Properties may contain wells, pumps landfills, pits, ponds, tanks impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property.  In addition Buyer acknowledges that some oil field production equipment may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”).  In this regard, Buyer expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other deleterious substances from the Properties where they may be found.  Subject to Seller’s express representations and warranties in Section 4.1, Buyer represents that, prior to the Closing, it will, and as of the Closing, it has, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation, and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on Seller’s express representations and warranties in Section 4.1 and its own independent investigation of the Properties.

(e)           Independent Valuation.  Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer, except to the extent of Seller’s express representations and warranties in Section 4.1 and the special warranty of title contained in the Assignment, has relied on its own independent investigation, review and analysis of the Properties, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives, consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 4.1 and the special warranty of title included in the Assignment).  Buyer hereby acknowledges and agrees that, other than the representations and warranties of Seller set forth in Section 4.1 and the special warranty of title set forth in the Assignment, none of Seller, any of its Affiliates or any of its or their representatives, consultants or advisors make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Properties, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Properties.

(f)            Securities Laws.  Buyer is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities Laws.

(g)           Funds.  Immediately prior to the Closing, Buyer will have sufficient cash and other sources of immediately available funds as are necessary in order to pay the Purchase

Price (as may be adjusted in accordance with the provisions of this Agreement) to Seller at the Closing and to otherwise consummate the transactions contemplated hereby.

(h)           Brokers’ Fees.  Buyer has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.

(i)            Litigation.  No suit, action or other proceeding has been threatened or is pending against Buyer before any Governmental Authority, and there exist no unsatisfied judgments against Buyer, in each case that could result in Buyer’s inability to consummate the transactions contemplated hereby.

(j)            Governmental Authorizations.  Buyer has all licenses, authorizations, consents and approvals from all Governmental Authorities required for the ownership and operation of the Properties other than approvals customarily obtained following the consummation of transactions substantially similar to the transactions contemplated hereby.

4.3           Representations and Warranties of Parent.  Parent represents and warrants to Seller that:

(a)           Organization and Good Standing.  Parent is a Yukon Territory corporation duly organized, validly existing and in good standing under the Laws of the Yukon Territory, has full legal power to carry on its business as now conducted, and is in good standing and duly qualified to conduct its business in the jurisdictions in which it currently operates.

(b)           Authorization.  The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Parent.

(c)           Enforceability.  This Agreement is the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles.  Neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated by this Agreement, will violate, or be in conflict with (i) the articles of incorporation, bylaws or governing documents of Parent, (ii) any provision of any agreement or instrument to which Parent is a party or by which it (or any of its properties) is bound or (iii) any Law applicable to Parent (or any of its properties).

(d)           Issuance of Parent Consideration Shares.  Subject to the receipt of the New York Stock Exchange listing approval with respect to the Parent Consideration shares, the issuance of the Parent Consideration Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Parent Consideration Shares will have been validly issued, fully paid, non-assessable and issued without application of preemptive rights, will have the rights, preferences and privileges specified in Parent’s articles of incorporation and other governing documents, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and applicable securities Laws.

(e)           SEC Reports.  Parent has filed and made available to Seller via EDGAR all forms, reports and other documents publicly filed by Parent with the SEC under the Exchange Act, since January 1, 2011.  All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Parent may file after the Execution Date and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.”  The Parent SEC Reports (i) were filed on a timely basis, (ii) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and (iii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements included in the Parent SEC Reports (x) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (z) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(f)            No Material Adverse Change.  Except as set forth in or contemplated by the Parent SEC Reports filed with the SEC on or prior to the date hereof, since the date of Parent’s most recent Form 10-K filing with the SEC, Parent and its subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (i) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a material adverse effect on Parent and its subsidiaries, (ii) acquisition or disposition of any material asset by Parent or any of its subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Parent SEC Reports, or (iii) material change in Parent’s accounting principles, practices or methods.

(g)           No Registration.  Assuming the accuracy of the representations and warranties of Seller contained in this Agreement, the sale and issuance of the Parent Consideration Shares to Seller pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Parent nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.

(h)           Investment Company.  Parent is not now, and after the sale of the Parent Consideration Shares to be sold by Parent to Seller hereunder, will not be an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i)            NYSE Listing.  The Parent Common Stock is listed on New York Stock Exchange, and Parent has not received any notice of delisting.  Subject to the receipt of the New York Stock Exchange listing approval with respect to the Parent Consideration Shares, the issuance and sale of the Parent Consideration Shares does not contravene New York Stock Exchange rules and regulations.

(j)            Form S-3 Eligibility.  As of the date of this Agreement, Parent is eligible to register the resale of the Parent Consideration Shares for resale by Seller under Form S-3 promulgated under the Securities Act.

(k)           Brokers’ Fees.  Parent has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.

(l)            Litigation.  To Parent’s Knowledge, no suit, action or other proceeding has been threatened or is pending against Parent before any Governmental Authority, and there exist no unsatisfied judgments against Parent, in each case that could result in Parent’s inability to consummate the transactions contemplated hereby or materially affect the value of the Parent Consideration Shares.

4.4           Survival of Representations and Warranties and Covenants.

(a)           The representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), and 4.1(e) and the covenants of Seller hereunder other than those covenants of Seller in Section 5.1 shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties made by Seller in Section 4.1 and the covenants of Seller in Section 5.1 shall survive the Closing for a period of nine (9) months thereafter (the “Seller Survival Period”) and thereafter shall be of no force or effect, and any claim for any breach thereof must be brought on or prior to the end of the Seller Survival Period.

(b)           The representations and warranties set forth in Sections 4.2(a), 4.2(b), 4.2(c), 4.2(h), 4.3(a), 4.3(b), 4.3(c), and 4.3(k) and the covenants of Buyer and Parent hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties made by Buyer in Section 4.2 and Parent in Section 4.3 shall survive the Closing until the date that is three (3) years following the Closing (the “Buyer Survival Period”) and thereafter shall be of no force or effect, and any claim for any breach thereof must be brought on or prior to the end of the Buyer Survival Period.

(c)           All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.  Except for the special warranty of title made by Seller in the Assignment, the Parties have made no representations or warranties other than those expressly set forth in this Agreement.

4.5           Disclaimer of Seller Representations and Warranties.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4.1 AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, ARE EXCLUSIVE AND ARE IN LIEU OF, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITH RESPECT TO: (A) THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING, IN ANY DATA ROOM OR BY ANY OTHER MEDIUM) AT ANY TIME

TO BUYER, ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES IN CONNECTION WITH BUYER’S INVESTIGATION OF THE PROPERTIES AND ASSUMED LIABILITIES AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO TITLE, COSTS, EXPENSES, REVENUES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE ASSOCIATED WITH THE PROPERTIES, THE FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES AND FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES(ANY AND ALL SUCH DATA, INFORMATION AND MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW); (B) TITLE TO ANY OF THE PROPERTIES; (C) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF THE HYDROCARBONS IN OR UNDER THE PROPERTIES, BOTH SURFACE AND SUBSURFACE; (D) COMPLIANCE WITH APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS); (E) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES; (F) ABSENCE OF DEFECTS (LATENT OR PATENT), SAFETY AND STATE OF REPAIR; (G) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT; AND (H) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES AND GAS BALANCING INFORMATION.  SELLER DOES NOT MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.1 AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS AND WITH ALL FAULTS.”  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.1 AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

4.6           Disclaimer of Buyer and Parent Representations and Warranties; Due Diligence by Buyer or Parent.

(a)           THE EXPRESS REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT CONTAINED IN SECTION 4.2 AND 4.3 ARE EXCLUSIVE AND ARE IN LIEU OF, AND BUYER AND PARENT EXPRESSLY DISCLAIM AND NEGATE AND SELLER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

(b)           Any due diligence investigations or inquiries conducted at any time by Buyer or Parent or its representatives shall in no way modify, amend or affect Buyer’s or

Parent’s right (i) to rely on the representations and warranties of Seller contained in this Agreement or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.

4.7           Waiver Of Consumer Protection Statutes.  TO THE EXTENT THAT SUCH STATUTE APPLIES, SELLER AND BUYER CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, AND THE TEXAS BUSINESS AND COMMERCE CODE.  BUYER HEREBY WAIVES ITS RIGHTS UNDER ALL SUCH LAWS AND ANY OTHER LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.  TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLER THAT (A) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (B) IT IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (C) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR AN AGENT OF SELLER.

4.8           Conspicuous.  Buyer acknowledges that the waivers in this Article IV are conspicuous.

Article V
PRE-CLOSING COVENANTS

5.1           Conduct of Business.  From and after the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article I (the “Interim Period”), except (w) as set forth on Schedule 5.1, (x) for operations conducted to satisfy the Pending Expenditures, provided that such operations shall be conducted in the ordinary course of business, in a manner consistent with the Seller’s current maintenance and operations practices, (y) as expressly contemplated by this Agreement or (z) consented to in writing by Buyer, Seller shall, to the extent reasonably within Seller’s control:

(a)           cause the Properties to be maintained and operated in the ordinary course of business, in a manner consistent with the manner of maintenance and operations prior to the Execution Date, provided, that Seller shall not be obligated to rework, plug or abandon any of the Wells or drill any additional wells, except to the extent expressly required by any Lease or Applicable Contract;

(b)           not sell, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Properties, other than (i) any encumbrances arising in the ordinary course of Seller’s business and that would be a Permitted Encumbrance, (ii) sales of equipment by any operator that is no longer necessary in the operation of the Properties or for which replacement equipment of equal or greater value has been obtained (provided that the proceeds of any such sale of equipment that is not replaced will be credited to Buyer at Closing) and (iii) dispositions of the Conveyed Hydrocarbons that are produced from the Properties in the course of normal operations or the ordinary course of Seller’s business;

(c)           except for (i) emergencies, (ii) operations required under the Pending Expenditures, (iii) operations required by applicable Law or (iv) operations proposed by third parties with respect to the Properties operated by Third Party Operators, not enter into or modify any contract or commitment or assume or incur any obligation with respect to the Properties involving expenditures or obligations having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) per item, net to Seller’s interest;

(d)           except as may be required to deliver the Seller Deliverable described in Section 9.2(b)(iv), not relinquish voluntarily its position as operator with respect to any Property;

(e)           pay, as they become due, all expenses related to the Properties, as would be paid by a reasonably prudent lessee or operator;

(f)            not waive, compromise or settle any claim that would have a material adverse effect on the ownership, operation or value of the Properties, and deliver to Buyer copies of all written notices received by Seller of any claims with respect to any continuing, uncured or alleged breach, default or violation by Seller of any of the Material Contracts or applicable Law;

(g)           upon Seller being notified or becoming aware of a Required Election, promptly notify Russell Branting by e-mail at rabranting@kodiakog.com (or such other person designated in writing by Buyer), with an e-mail copy to Cathleen Osborn as provided in Section 14.1, of such Required Election, specifying the nature and time period in which to make such election, and, if Buyer does not respond to Seller within the earlier of (i) five (5) Business Days of Buyer’s receipt of such notice and (ii) one (1) Business Day prior to the expiration of the time period in which to make the election, then Seller shall make such election in a manner consistent with the actions of a reasonably prudent lessee or operator;

(h)           subject to Section 6.10, use Seller’s reasonable efforts to cooperate with Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties following the Closing; and

(i)            not commit to do anything that is prohibited by this Section 5.1;

provided, however, that, notwithstanding anything in this Agreement to the contrary, and without expanding any obligations which Seller may have to Buyer, Buyer acknowledges and agrees that (i) any acts or omissions of the other working interest owners (and operators) of the Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section 5.1.

5.2           Confidentiality Agreement.  The Parties acknowledge and agree that the Confidentiality Agreement shall remain in effect following the Execution Date.

5.3           Bonds and Other Credit Support.  Buyer acknowledges that those certain bonds, letters of credit, guarantees and/or cash deposits set forth on Schedule 5.3 (collectively, “Security Arrangements”) have been provided by Seller and/or its Affiliates to certain Governmental Authorities to secure the payment and performance of obligations related to the Properties.  To the extent Seller and/or any of its Affiliates has any obligations pursuant to any such Security Arrangement or has any property that secures the repayment of any amounts advanced pursuant to any such Security Arrangement (collectively, the “Seller Obligations”), Buyer shall take such actions, during the Interim Period, as are necessary to cause the Seller Obligations arising under the Security Arrangements set forth on Schedule 5.3 (and such Security Arrangements) to be released and terminated upon the Closing.

5.4           No Solicitation of Seller Employees.  From and after the Execution Date until one (1) year after the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit in any manner for employment or hire any employee of Seller or any Affiliate of Seller, without Seller’s prior written consent; provided, however, that the foregoing restriction shall not apply to any general solicitations that consist of advertising in the media.

5.5           Reports.  Seller and Buyer agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local Governmental Authorities that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.6           HSR Act Filings.  If applicable, within five (5) days following the execution by the Parties of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Buyer, Parent and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer, Parent and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer, Parent and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Buyer, Parent and Seller shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  Any filing fees related to filings required by this Section 5.6 or otherwise relating to the HSR Act shall be paid one-half by Seller and one-half by Buyer and Parent.

5.7           New Leases.

(a)           Buyer and Seller acknowledge that Seller, at its option, may acquire (or have acquired on its behalf) Option Leases.  In the event that Seller acquires any Option Lease on or before Closing (the “Option Expiration Date”), then Buyer shall have the option to purchase the Conveyed Interest in and to each such Option Lease from Seller as set forth in this Section 5.7.  Within three (3) Business Days after the acquisition of an Option Lease by Seller, Seller shall notify Buyer of such acquisition in writing, including providing Buyer with the acquisition documents and any other documents or materials in Seller’s possession relating to the Option Lease.  Schedule 5.7 sets forth the Option Leases purchased by Seller prior to the Execution Date.  For purposes of the this Section 5.7(a), the execution of this Agreement shall serve as written notice to Buyer of the Option Leases set forth on Schedule 5.7, provided that on the Execution Date, Seller shall deliver to Buyer the acquisition documents and any other documents or materials in Seller’s possession relating to the Option Leases.  Buyer may elect to purchase the Conveyed Interest in and to each such Option Lease by written notification of such election delivered to Seller within five (5) Business Days after receiving written notice of the acquisition from Seller.  The Conveyed Interest in any Option Lease that Buyer elects to purchase as provided in this Section 5.7(a) shall be referred to hereunder as a “New Lease”.

(b)           For each New Lease which Seller sells to Buyer hereunder, Buyer shall pay, by means of an adjustment to the Purchase Price as set forth in Section 3.2(a)(vii), an amount equal to the number of Net Mineral Acres contained in such New Lease multiplied by the DSU Average Acreage Cost for the DSU in which such New Lease is contained.  To the extent any New Lease is contained within more than one DSU, the price for the Net Mineral Acres of such New Lease contained within each such DSU shall be calculated separately.

(c)           With respect to any New Leases (i) the title and environmental review procedures set forth in Article VI shall apply to such New Leases as if such New Leases were Existing Leases, provided that Buyer may, at its option, choose to extend the Defect Deadline with respect to Buyer’s examination of title and Buyer’s environmental review of such New Lease for a period of up to twenty (20) days after Buyer’s election to purchase the New Lease, in which case, Seller’s time to respond to any Title Notice pursuant to Section 6.4(b) or Environmental Notice pursuant to Section 6.6(b) (as applicable) shall be extended for a period equal to ten (10) days after such extended Defect Deadline; (ii) the Purchase Price shall be adjusted to account for such New Leases as provided in Section 3.2(a)(iv) on the Final Settlement Statement (unless the Parties have agreed to account for such New Leases at Closing); and (iii) subject to Seller’s rights under Article VI, the Conveyed Interest in the New Leases shall be conveyed to Buyer after Closing (unless the Parties have agreed to convey the Conveyed Interest in such New Leases as part of the Assignment at Closing) within a reasonable period of time after the acquisition of the same and the resolution of any Title Defects, Environmental Defects and Disputed Defect Matters affecting the same, pursuant to an assignment and bill of sale substantially similar to the Assignment.  Notwithstanding anything else herein to the contrary, Buyer and Seller agree that the date by which Seller is to prepare and deliver the Final Settlement Statement hereunder may be extended as reasonably necessary to account for any Conveyed Interest in New Leases conveyed after Closing or for any Disputed Defect Matter.

5.8           Registration Statement.  Within five (5) Business Days of Parent’s request, Seller shall deliver to Parent such information in Seller’s possession that is reasonably requested in writing by Parent in respect of the registration of the Parent Consideration Shares, including a completed and signed registration statement representation letter and questionnaire reasonably acceptable to Seller (the “Selling Shareholder Questionnaire”).

5.9           Qualified Fundraising.  Buyer shall use commercially reasonable efforts to cause all of the conditions to closing with respect to the Qualified Fundraising to be satisfied or waived and to cause the transactions contemplated by the Qualified Fundraising to be consummated prior to the Closing.

Article VI
EXAMINATION OF TITLE AND PROPERTIES

6.1           Access.

(a)           From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 6.1) and obtaining any required consents of Third Parties, Seller shall afford to Buyer, its Affiliates and each of their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties and all Records in Seller’s or any of its Affiliates’ possession.  Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Properties in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any of Buyer’s Representatives shall be conducted at Buyer’s sole cost, risk and expense; and any conclusions made from any examination done by Buyer or any of Buyer’s Representatives shall result from Buyer’s own independent review and judgment.  Buyer shall coordinate its access rights and physical inspections of the Properties with Seller and any applicable Third Party that serves as an operator (each a “Third Party Operator”) to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller or any Third Party Operator.  Seller shall use reasonable efforts to obtain permission for Buyer and Buyer Representatives to gain access to Properties operated by a Third Party Operator to inspect the condition of such Properties.  Buyer shall give Seller reasonable prior written notice before entering onto any of the Properties and Seller shall have the right to have its representatives present at any time any Buyer’s Representative is present on the Properties.  Buyer shall, and shall cause all of the Buyer’s Representatives to, abide by Seller’s and any Third Party Operator’s safety rules, regulations and operating policies of which they are notified in advance while conducting its due diligence evaluation of the Properties including any environmental or other inspection or assessment of the Properties.

(b)           Buyer shall not conduct any sampling, boring, drilling or other invasive investigation activities upon the Properties (“Invasive Activities”) without the prior written consent of Seller, not to be unreasonably withheld as provided under this Section 6.1(b).  In the event that Buyer, acting in good faith, reasonably determines that a Property requires additional inspection, including the use of Invasive Activities, Buyer may, by written notice, request Seller’s consent to conduct Invasive Activities (“Inspection Request”). The Inspection Request shall include the specific Property that would be subject to the Invasive Activities, the reasons for requesting Invasive Activities and a description of the proposed Invasive Activities to be conducted by Buyer.  Seller shall consent to or deny the Inspection Request within three (3) Business Days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld and that the failure of Seller to respond within such three (3) Business Day period shall be deemed to constitute Seller’s consent to the Inspection Request and the proposed Invasive Activities.  If Seller withholds its consent to any Inspection Request, then

Buyer may elect to deem the respective Property a Retained Property and the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 3.2(b)(iv).

(c)           Buyer agrees to defend, indemnify and hold harmless each of the operators of the Properties and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, monitoring or observing operations or other due diligence activity conducted by Buyer or any of Buyer’s Representative (including an Invasive Activity, if any) with respect to the Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(d)           Buyer shall disclose to Seller its final environmental reports and test results.  Neither Buyer by its delivery of said documents nor Seller by its receipt of said documents shall be deemed to have made any representation or warranty, expressed, implied or statutory as to the condition to the Properties or to the accuracy of said documents or the information contained therein.

(e)           Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all physical damage done to the Properties in connection with Buyer’s due diligence and (ii) remove all equipment, tools or other property brought onto the Properties in connection with Buyer’s due diligence.

(f)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), Seller shall (i) allow a representative of Buyer to participate in Seller’s weekly operations meeting pertaining to the Properties, which meeting takes place at 10:00 a.m., Mountain Time, on Tuesdays at the offices of Seller located at 1888 Sherman Street, Suite 375, Denver, Colorado 80203, (ii) deliver to Russell Branting, by e-mail at rabranting@kodiakog.com, Seller’s daily drilling, completion and workover reports with respect to the Properties, and (iii) provide to Buyer such other operations information pertaining to the Properties as may be reasonably requested by Buyer.

6.2           Buyer Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records and the Properties, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.

6.3           Certain Definitions.

(a)           As used herein, the term “Title Defect” means any matter, other than a Permitted Encumbrance, which causes one or more of the following to be a correct statement:

(i)            Seller, by virtue of the Conveyed Interest, is entitled to receive a fractional decimal interest of less than the NPE Lease Net Revenue Interest set forth on Exhibit A or Schedule 5.7 for any Lease with respect to the production of Hydrocarbons from such Lease, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, (C) any Imbalances or (D) operations for which Seller is a non-consenting owner or are taken on or after the Closing;

(ii)           Seller, by virtue of the Conveyed Interest, is obligated to bear a fractional decimal interest of more than the NPE Lease Working Interest set forth on Exhibit A or Schedule 5.7 for any Lease (unless such increase in the NPE Lease Working Interest is accompanied by a proportionate increase in the NPE Lease Net Revenue Interest for such Lease set forth on Exhibit A or Schedule 5.7), with respect to the production of Hydrocarbons from such Lease, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, (C) any Imbalances or (D) contribution requirements with respect to defaulting co-owners or that are taken on or after the Closing;

(iii)          Seller is entitled to receive a Non-Consent Net Revenue Interest in a DSU less than that set forth on Exhibit A for such DSU with respect to the production of Hydrocarbons from such DSU, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, (C) any Imbalances or (D) operations for which Seller is a non-consenting owner or are taken on or after the Closing;

(iv)          Seller is obligated to bear a Non-Consent Working Interest in a DSU more than that set forth on Exhibit A for such DSU (unless such increase in the Non-Consent Working Interest is accompanied by a proportionate increase in the Non-Consent Net Revenue Interest for such DSU set forth on Exhibit A), with respect to the production of Hydrocarbons from such DSU, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 5.1, (C) any Imbalances or (D) contribution requirements with respect to defaulting co-owners or that are taken on or after the Closing;

(v)           The Conveyed Interest in any Lease on Exhibit A or Schedule 5.7 entitles Seller to the Net Mineral Acres for such Lease less than that set forth on Exhibit A or Schedule 5.7; or

(vi)          The Conveyed Interest in any Lease is subject to an outstanding mortgage, deed of trust or other enforceable lien or encumbrance, or other adverse claim or imperfection in title, which if asserted would cause a material impairment of the use and enjoyment of or loss of interest in the affected Property, giving due consideration to (A) the length of time, with respect to any such impairment on a Lease, that such impairment has affected such Lease and (B) whether such impairment is of the type expected to be encountered in the area in which the Properties are located;

provided, however, the following shall not constitute Title Defects: (1) defects based solely on references to a recorded document(s) if such document(s) is not in Seller’s files, (2) defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and results in a Third Party’s actual and superior claim of title, (3) defects based on the failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located, unless Buyer provides affirmative evidence that the failure to record results in a Third Party’s actual and superior claim of title, (4) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions or lack of heirship, succession or probate proceedings, unless Buyer provides affirmative evidence that such defects or irregularities results in a Third Party’s actual and superior claim of title, (5) defects based on a gap in Seller’s chain of title in the county records prior to 1980 with respect to any Lease or, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in any related notice of Title Defect, (6) any other gap in Seller’s chain of title in the county records unless Buyer provides affirmative evidence that the gap results in a Third Party’s actual and superior claim of title, (7) defects arising solely out of lack of survey or lack of metes and bounds descriptions, (8) defects arising from any change in applicable Law after the Execution Date, (9) defects that have been cured by applicable Laws of limitation or prescription, including adverse possession, the doctrine of laches, and deemed marketable record title as described in North Dakota Century Code Chapter 47-19.1, et seq., (10) defects arising from prior oil and gas leases relating to the Leases that are not surrendered or released of record, unless Buyer provides affirmative evidence that such prior oil and gas leases results in a Third Party’s actual and superior claim of title, (11) production payments that have expired of their own terms, (12) mortgages or liens that are unenforceable under applicable statutes of limitations, (13) defects based on omission of affidavits of identity, (14) defects arising on account of Seller holding title to the Unassigned Mercuria Interests; (15) defects based on the failure of Seller to own the composite interests in any DSU labeled as “North Plains Energy, LLC WI” or “North Plains Energy, LLC NRI” in Exhibit A for such DSU, such composite interests in such DSUs being supplied for convenience purposes only; (16) any claim that Seller’s title to an Existing Lease that covers any lands that are purported to be covered by the state oil and gas leases described in the State Lease Letter Agreement (the “State Leases”) is defective as a result of any claim by the State of North Dakota to have title to the minerals associated therewith; and (17) any claim that Seller’s title to any of the State Leases is defective as a result of the State of North Dakota not having title to the minerals purported to be covered by such State Leases.

(b)           As used herein, the term “Permitted Encumbrances” means:

(i)            all lessors’ royalties, overriding royalties, non-participating royalties, payments out of production, reversionary interests, convertible interests, net profits interests and similar burdens upon, measured by, or payable out of production, or otherwise affecting Seller’s interest in any Lease, if the net cumulative effect of such burdens does not (A) operate to reduce the NPE Lease Net Revenue Interest in any Lease to less than the NPE Lease Net Revenue Interest in such Lease as set forth in Exhibit A or Schedule 5.7, (B) increase the NPE Lease Working Interest in any Lease to greater than the NPE Lease Working Interest in such Lease as set forth in Exhibit A or Schedule 5.7 (unless the NPE Lease Net Revenue Interest in such Lease is greater than the NPE Lease Net Revenue Interest in such Lease as set forth in Exhibit A or Schedule 5.7 or in the same proportion as such increase in such NPE Lease Working Interest), (C) operate to reduce the Non-Consent Net Revenue Interest in any DSU to less than the Non-Consent Net Revenue Interest in such DSU as set forth in Exhibit A, (D) increase the Non-Consent Working Interest in any DSU to greater than the Non-Consent Working Interest in such DSU as set forth in Exhibit A (unless the Non-Consent Net Revenue Interest in such DSU is greater than the Non-Consent Net Revenue Interest in such DSU as set forth in Exhibit A in the same proportion as such increase in such Non-Consent Working Interest) or (E) operate to reduce the Net Mineral Acres in any Lease to less than the Net Mineral Acres in such Lease as set forth on Exhibit A or Schedule 5.7 ((A) through (E) collectively referred to as a “Change-In-Interest”);

(ii)           all rights to consent by, required notices to, approvals of, filings with or other actions by Governmental Authorities in connection with the assignment of the Properties to Buyer that are customarily obtained subsequent to the assignment of properties similar to the Properties;

(iii)          all non-consent penalties applied against the interest of Seller arising prior to the Effective Time, which are taken into account in the calculation of the NPE Lease Working Interest, NPE Lease Net Revenue Interest, Non-Consent Working Interest and Non-Consent Net Revenue Interest and Net Mineral Acres shown on Exhibit A;

(iv)          all easements, rights-of-way, covenants, conditions, restrictions, servitudes, permits, surface leases, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights (including rights in respect of surface operations) in the Properties, and canals, ditches, reservoirs, pipelines, utility lines, power lines, transmission lines, transportation lines, distribution lines, telephone lines, railways, streets, roads, alleys, highways, and other structures on, over, through or under the Properties whether recorded or not and rights of common owners with Seller of any of the preceding as tenants in common or through common ownership that do not materially interfere with the oil and gas operations currently conducted by Seller on the applicable Property;

(v)           all Title Defects that Buyer has waived or released or is deemed to have waived or released pursuant to the terms of this Agreement, including Section 6.4(a);

(vi)          all terms and conditions of all Leases, Applicable Contracts, Rights of Way, Permits and Unit Interests, whether recorded or not, provided that a breach of any of such terms and conditions that results in a Change-In-Interest shall not be a Permitted Encumbrance;

(vii)         all rights of reassignment, upon the surrender or expiration of any Lease;

(viii)        all liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material or that are being contested in good faith in the normal course of business and with respect to which Seller shall retain responsibility after Closing for that portion of such Taxes attributable to the period prior to the Effective Time;

(ix)           all applicable Laws and rights reserved to or vested in any Governmental Authority (A) to control or regulate any Property in any manner, (B) by the terms of any right, power, grant or Permit, or by provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Properties, (C) to use the Properties in any manner and (D) to enforce any obligations or duties owed to any Governmental Authority with respect to any Permit, provided that a breach of any of the foregoing that results in a Change-In-Interest shall not be a Permitted Encumbrance;

(x)            liens, mortgages and other encumbrances, if any, to be released prior to or at the Closing;

(xi)           zoning and planning ordinances and municipal regulations;

(xii)          vendors, carriers, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations that are not yet due or delinquent or, if delinquent, Seller is retaining responsibility after the Closing (to the extent relating to periods prior to the Effective Time) and such delinquent obligations are being contested in good faith in the normal course of business;

(xiii)         all liens created under any Leases or Applicable Contracts or by operation of Law;

(xiv)        subject to compliance with Section 6.9 and Section 6.10, all preferential purchase rights, consents to assign and calls on production;

(xv)         the failure of Seller to own the Non-Consent Working Interest or Non-Consent Net Revenue Interest shown on Exhibit A with respect to any DSU throughout the life of such DSU or any Well associated with such DSU due to the change of payout status of such Well;

(xvi)        any matters set forth on Exhibit A or the litigation set forth on Schedule 4.1(f); and

(xvii)       all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties (including liens of operators that relate to obligations that are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Seller) that (A) do not cause a Change-In-Interest, (B) do not materially interfere with the ownership, operation or use of any of the Properties and (C) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties in the state of North Dakota similar to the Properties.

(c)           As used herein, the term “Retained Property” means any Property (or portion thereof) excluded from the conveyance of the Properties by Seller to Buyer hereunder pursuant to Sections 6.1(b), 6.4(b)(B), 6.6(b)(B), 6.8, 6.9(b), 6.9(c) or 6.10(b).

(d)           As used herein, the term “Title Benefit” means any right, circumstance or condition that, as of the Effective Time, operates to (i) increase the NPE Lease Net Revenue Interest in any Lease to an amount above the NPE Lease Net Revenue Interest for such Lease set forth on Exhibit A or Schedule 5.7, to the extent that such right, circumstance or condition does not cause a proportionately greater increase in the NPE Lease Working Interest for such Lease set forth on Exhibit A or Schedule 5.7, (ii) increase the Non-Consent Net Revenue Interest in any DSU to an amount above the Non-Consent Net Revenue Interest for such DSU set forth on Exhibit A, to the extent that such right, circumstance or condition does not cause a proportionately greater increase in the Non-Consent Working Interest for such DSU set forth on Exhibit A, (iii) obligate Seller to bear an NPE Lease Working Interest in any Lease that is less than the NPE Lease Working Interest for such Lease set forth on Exhibit A or Schedule 5.7, to the extent that such right, circumstance or condition does not cause any decrease in the NPE Lease Net Revenue Interest for such Lease set forth on Exhibit A or Schedule 5.7, (iv) obligate Seller to bear a Non-Consent Working Interest in any DSU that is less than the Non-Consent Working Interest for such DSU set forth on Exhibit A, to the extent that such right, circumstance or condition does not cause any decrease in the Non-Consent Net Revenue Interest for such DSU set forth on Exhibit A, or (v) increases the Net Mineral Acres set forth on Exhibit A or Schedule 5.7 with respect to the Conveyed Interest in any Lease.

(e)           As used herein, the term “Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a full description and explanation of the Title Defect or Title Benefit, as applicable, and the Lease or DSU affected thereby, (ii) the title opinion, other reports of experts or other documentation on which the assertion of the Title Defect or Title Benefit, as applicable, is based, (iii) such supporting documents reasonably necessary for Seller or Buyer (or a title attorney retained by Seller or Buyer, as and if applicable) to verify the existence of any such Title Defect or Title Benefit, as applicable, and (iv) the Allocated Value of the Property affected by such Title Defect or Title Benefit, as applicable and Buyer’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and the computations upon which Buyer’s or Seller’s, as applicable, belief is based.

(f)            As used herein, the term “Environmental Defect” means any event, condition or circumstance, including any release into the environment of Hazardous Substances, relating to the Properties which constitutes a material violation of (i) any Environmental Law in existence as of the Execution Date, or (ii) the environmental provisions of any applicable Permit.

(g)           As used herein, the term “Environmental Laws” means all Laws pertaining to the prevention of pollution or protection of the environment, including the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

(h)           As used herein, the term “Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Properties and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.  The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.  The Lowest Cost Response shall not include (i) the costs of Buyer’s and/or its Affiliate’s employees, project managers or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities, maintenance on active Resource Conservation and Recovery Act of 1976 (as amended, “RCRA”) waste management units, and operation and oversight of active RCRA waste management units, (iii) overhead costs of Buyer and/or its Affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

(i)            As used herein, the term “Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a full description and explanation of the matter constituting the alleged Environmental Defect (including the Environmental Law violated) and the Leases affected thereby, (ii) the Allocated Value of each Lease affected thereby, and Buyer’s estimate of the Environmental Defect Amount with respect to such Environmental Defect (and the computations upon which Buyer’s belief is based) and (iii) all associated supporting reports, data, analysis and conclusions (which Seller and Buyer shall treat as confidential information subject to the terms and conditions of the Confidentiality Agreement).

(j)            As used herein, the term “Environmental Defect Amount” means, with respect to each Environmental Defect, the amount of the Lowest Cost Response of remediation for such Environmental Defect.

(k)           As used herein, the term “Environmental Liabilities” means (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law or the environmental provisions of any applicable Permit or (ii) claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of any pollutant, contaminant or any Hazardous Substance or toxic material, substance or waste, or any violation of, or any remediation obligation under, any Environmental Laws or the environmental provisions of any applicable Permit.

6.4           Notice of Title Defects and Title Benefits; Remedies.

(a)           If Seller or Buyer discovers any Title Defect or Title Benefit, then such Party may (but shall have no obligation to) deliver to the other Party, prior to the Defect Deadline, a Title Notice with respect to such Title Benefit or Title Defect, as applicable; provided that Buyer agrees to regularly update Seller concerning the progress of Buyer’s title due diligence and deliver a preliminary notice with respect to any Title Defect Buyer reasonably believes it will assert as soon as reasonably practicable before the Defect Deadline.  Seller and Buyer shall be deemed to have waived, and neither Buyer nor Seller, respectively, shall have any liability for, any Title Benefit or Title Defect for which Buyer or Seller, respectively, has not received a Title Notice on or before the Defect Deadline.

(b)           On or before the Closing, with respect to each Lease or DSU for which Buyer has asserted a Title Defect pursuant to a properly and timely delivered Title Notice (each such Lease or DSU, a “Title Defect Property”), subject to (i) the continuing right of Seller to dispute the existence of an asserted Title Defect and/or the Title Defect Amount asserted with respect thereto, (ii) the continuing right of Seller to cure any asserted Title Defect pursuant to Section 6.4(c), (iii) the rights of the Parties pursuant to Section 13.1(d), (iv) the Title Threshold and (v) the Title & Environmental Deductible, if such Title Defect is not waived in writing by Buyer or cured prior to Closing, then, Seller shall elect (in its sole and absolute discretion) to (A) reduce the Purchase Price by the Title Defect Amount for such Title Defect in accordance with Section 3.2(b)(v); (B) exclude all or the affected portion of such Title Defect Property (and all related or associated properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value (or a pro-rata portion thereof) of such Title Defect Property (or the affected portion thereof) in accordance with Section 3.2(b)(iv); or (C) indemnify and hold Buyer harmless from and against any actual Liabilities Buyer may suffer as a result the Title Defect asserted with respect to such Title Defect Property pursuant to an indemnity agreement in a form mutually agreeable to the Parties; provided, however, that without Buyer’s consent, Seller shall not be entitled to elect to indemnify Buyer under this Section 6.4(b) for any Change-In-Interest.

(c)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defect of which it has been advised by Buyer at any time prior to one hundred and twenty (120) days after the Closing (such period of time the “Cure Period”).  In the event that an adjustment for a Title Defect Amount is made to the Purchase Price and Seller thereafter cures, during the Cure Period, the Title Defect for which such adjustment was made, then Buyer shall promptly, but in any event within ten (10) Business Days after such Title Defect has been cured and Buyer has received written notice from Seller thereof, pay to Seller the amount by which the Purchase Price was adjusted on account of such Title Defect.

(d)           Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (i) any individual Title Defect for which the Title Defect Amount does not exceed Forty Thousand Dollars ($40,000) (the “Title Threshold”) and (ii) any Title Defect with respect to which the Title Defect Amount exceeds the Title Threshold, unless and until the aggregate of (A) all such Title Defect Amounts that exceed the Title Threshold (excluding any Title Defect Amounts related to Properties that are retained by Seller pursuant to Section 6.4(b)(B), attributable to Title Defects that are cured by Seller pursuant to Section 6.4(c) or with respect to which Seller provides the indemnity contemplated in Section 6.4(b)(C)) and (B) all Environmental Defect Amounts that exceed the Environmental Threshold (excluding any Environmental Defect Amounts related to Properties that are retained by Seller pursuant to Section 6.6(b)(B), attributable to Environmental Defects that are cured by Seller pursuant to Section 6.6(c) or with respect to which Seller provides the indemnity contemplated in Section 6.6(b)(C)), exceeds Four Million Seven Hundred Twenty Thousand Dollars ($4,720,000) (the “Title & Environmental Deductible”), and then only with respect to the amount of such Title Defect Amounts and Environmental Defect Amounts that exceed the Title & Environmental Deductible and that do not exceed the Indemnity Cap.

(e)           Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Buyer, and Buyer shall not be responsible for, (i) any individual Title Benefit for which the Title Benefit Amount does not exceed the Title Threshold and (ii) any Title Benefit with respect to which the Title Benefit Amount exceeds the Title Threshold, unless and until the aggregate of all such Title Benefit Amounts that exceed the Title Threshold, exceeds the Title & Environmental Deductible, and then only with respect to the amount of such Title Benefit Amounts that exceed the Title & Environmental Deductible.

6.5           Title Defect Amount; Title Benefit Amount.

(a)           The amount by which the Allocated Value of any Title Defect Property is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount,” which shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyer and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be equal to the amount necessary to be paid to remove such encumbrance from the Title Defect Property;

(iii)          if the Title Defect represents a discrepancy between (A) the actual NPE Lease Net Revenue Interest in any Lease and (B) the NPE Lease Net Revenue Interest stated on Exhibit A or Schedule 5.7 with respect to such Lease, then the Title

Defect Amount shall be the product of (1) the Allocated Value of such Lease multiplied by (2) one (1), minus a fraction, the numerator of which is the actual NPE Lease Net Revenue Interest for such Lease and the denominator of which is the NPE Lease Net Revenue Interest for such Lease stated on Exhibit A or Schedule 5.7;

(iv)          if the Title Defect represents a discrepancy between (A) the actual Non-Consent Net Revenue Interest for any DSU and (B) the Non-Consent Net Revenue Interest stated on Exhibit A with respect to such DSU, then the Title Defect Amount shall be the product of (1) the Allocated Value of such DSU multiplied by (2) one (1), minus a fraction, the numerator of which is the actual Non-Consent Net Revenue Interest for such DSU and the denominator of which is the Non-Consent Net Revenue Interest for such DSU stated on Exhibit A;

(v)           if the Title Defect represents a discrepancy such that the actual aggregate Net Mineral Acres in a Lease is less than the Net Mineral Acres set forth for such Lease on Exhibit A or Schedule 5.7, then the Title Defect Amount shall be the product obtained by multiplying the difference between such Net Mineral Acres amounts in the applicable Lease by the DSU Average Acreage Cost applicable to such Lease;

(vi)          if the Title Defect represents an obligation or encumbrance upon, or other defect in title to, the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Title Defect Property, the portion of such Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vii)         the Title Defect Amount with respect to any Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii)        notwithstanding anything to the contrary set forth herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(b)           The amount by which the Allocated Value of any Lease or DSU is increased as a result of the existence of a Title Benefit with respect thereto is the “Title Benefit Amount,” which shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyer and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents a discrepancy between (A) the actual NPE Lease Net Revenue Interest in any Lease and (B) the NPE Lease Net Revenue

Interest stated on Exhibit A or Schedule 5.7 with respect to such Lease (and the NPE Lease Working Interest in such Lease is not increased proportionately), then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Lease multiplied by (2) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual NPE Lease Net Revenue Interest for such Lease and the denominator of which is the NPE Lease Net Revenue Interest for such Lease stated on Exhibit A or Schedule 5.7, respectively;

(iii)          if the Title Benefit represents a discrepancy between (A) the actual Non-Consent Net Revenue Interest in any DSU and (B) the Non-Consent Net Revenue Interest stated on Exhibit A with respect to such DSU (and the Non-Consent Working Interest in such DSU is not increased proportionately), then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Lease multiplied by (2) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Non-Consent Net Revenue Interest for such Lease and the denominator of which is the Non-Consent Net Revenue Interest for such Lease stated on Exhibit A; and.

(iv)          the Title Benefit Amount with respect to any Title Benefit shall be determined without duplication of any benefits included in another Title Benefit Amount hereunder.

6.6           Notice of Environmental Defects; Remedies.

(a)           If Buyer discovers any Environmental Defect, then Buyer may (but shall have no obligation to) deliver to Seller, prior to the Defect Deadline, an Environmental Notice with respect to such Environmental Defect; provided that Buyer agrees to regularly update Seller concerning the progress of Buyer’s environmental due diligence and deliver a preliminary notice with respect to any Environmental Defect Buyer reasonably believes it will assert as soon as reasonably practicable before the Defect Deadline.  Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect for which Seller has not received an Environmental Notice on or before the Defect Deadline.

(b)           On or before the Closing, with respect to each Lease or DSU for which Buyer has asserted an Environmental Defect pursuant to a properly and timely delivered Environmental Notice (each such Lease or DSU, an “Environmental Defect Property”), subject to (i) the continuing right of Seller to dispute the existence of an asserted Environmental Defect and/or the Environmental Defect Amount asserted with respect thereto, (ii) the rights of the Parties pursuant to Section 13.1(d), (iii) the Environmental Threshold and (iv) the Title & Environmental Deductible, if such Environmental Defect is not waived in writing by Buyer or cured prior to the Closing, then, Seller shall elect (in its sole and absolute discretion) to (A) reduce the Purchase Price by the Environmental Defect Amount for such Environmental Defect in accordance with Section 3.2(b)(vi); (B) exclude all or the affected portion of such Environmental Defect Property (and all related or associated properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value (or a pro-rata portion thereof) of such Environmental Defect Property (or the affected portion thereof) in accordance with Section 3.2(b)(iv) or (C) indemnify and hold Buyer harmless from and against any actual

Liabilities Buyer may suffer as a result the Environmental Defect asserted with respect to such Environmental Defect Property pursuant to an indemnity agreement in a form mutually agreeable to the Parties.

(c)           Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure any claimed Environmental Defect on or before the Closing.

(d)           Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedy provided by Seller, and Seller shall not be responsible for, (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed Forty Thousand Dollars ($40,000) (the “Environmental Threshold”) and (ii) any Environmental Defect with respect to which the Environmental Defect Amount exceeds the Environmental Threshold, unless and until the aggregate of (A) all such Environmental Defect Amounts that exceed the Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects related to Properties that were retained by Seller pursuant to Section 6.6(b)(B), that are cured by Seller prior to Closing pursuant to Section 6.6(c)) or with respect to which Seller provides the indemnity contemplated in Section 6.6(b)(C)), and (B) all Title Defect Amounts that exceed the Title Threshold (excluding any Title Defect Amounts related to Properties that are retained by Seller pursuant to Section 6.4(b) (B), attributable to Title Defects that are cured by Seller pursuant to Section 6.4(c) or with respect to which Seller provides the indemnity contemplated in Section 6.4(b)(C)) exceeds the Title & Environmental Deductible, and then only with respect to the amount of such Environmental Defect Amounts and Title Defect Amounts that exceed the Title & Environmental Deductible and that do not exceed the Indemnity Cap.

6.7           Title and Environmental Dispute Resolution.  If, prior to the Closing, the Parties cannot agree upon the existence of a Title Defect or Environmental Defect, the adequacy of any Environmental Defect curative actions taken by Seller or any Title Defect Amount or Environmental Defect Amount or if prior to the expiration of the Cure Period the Parties cannot agree upon  the adequacy of any Title Defect curative actions taken by Seller (each, a “Disputed Defect Matter”), then the Disputed Defect Matter shall be submitted to arbitration in accordance with the provisions of Article XII.  In that event, subject to Section 12.1(c), the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect, Title Defect Amount, Environmental Defect or Environmental Defect Amount, but upon the final resolution of the Disputed Defect Matter, the Title Defect Amount or Environmental Defect Amount, if any, found to be attributable to a Title Defect or Environmental Defect shall, subject to Sections 6.4(b), 6.4(c), 6.4(d), 6.6(b), 6.6(c) and 6.6(d), be refunded by Seller to Buyer within five (5) Business Days of such resolution.

6.8           Casualty Loss and Condemnation.  If, during the Interim Period, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, windstorm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”), then (i) the Property affected by such Casualty Loss shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, notwithstanding such Casualty Loss, without any reduction to the Purchase Price with respect thereto, and (ii) Seller shall assign, transfer and set over unto Buyer, all of the rights, titles and interests of Seller in and to any claims, causes of action, insurance proceeds or other payments for property damage arising out of such Casualty Loss, to the extent related to the Conveyed Interest.  During the Interim Period, Seller shall maintain the insurance, including general liability insurance, covering the Properties that it currently has in place in accordance with its past practices and shall either (i) add Buyer as an additional insured under such policies or (ii) have this Agreement listed as an insured contract under such policies.  Notwithstanding anything to the contrary set forth herein, except for the rights of Buyer with respect to Title Defects and Environmental Defects provided under Article VI, the rights and remedies of Buyer set forth in this Section 6.8 shall be Buyer’s exclusive rights and remedies with respect to any Casualty Loss with respect to the Properties.

6.9           Preferential Purchase Rights.

(a)           Seller shall transmit all required notices with respect to preferential right to purchase provisions relative to any Property (“PPRs”) set forth in Schedule 4.1(n), promptly after the execution of this Agreement but in no event later than five (5) Business Days after execution of this Agreement by the Parties.  Prior to the Closing, Seller shall notify Buyer if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)           If a Person to whom a notice of a PPR has been given elects to purchase the Properties covered by such PPR in accordance with the Applicable Contract, then such Properties may be sold to such holder of the PPR subject to the terms and conditions of this Agreement, and such Properties will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Section) and the Purchase Price will be reduced by the Allocated Value of such Property in accordance with Section 3.2(b)(iv).  Upon the consummation of the sale of any Properties to the holder of such PPR, such Properties shall be deemed excluded from the transactions contemplated hereby for all purposes.

(c)           If by Closing, the time frame for the exercise of a PPR applicable to a Property has not expired and Seller has not received notice of an intent not to exercise or a waiver of the PPR, such Property shall be excluded from the sale under this Agreement and the transactions contemplated hereby and the Purchase Price will be reduced by the Allocated Value of such Property in accordance with Section 3.2(b)(iv).

(d)           If, after the Closing, the holder of a PPR with respect to any Property excluded pursuant to this Section 6.9 fails to consummate the purchase of such Property in accordance with the terms and conditions of such PPR or if the time frame in which to exercise PPR expires without exercise, then, within ten (10) Business Days of Seller’s providing Buyer with notice thereof, Buyer shall purchase (at a purchase price equal to the Allocated Value thereof, as adjusted pursuant to Section 3.2 through the date of such assignment), and Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Property.

6.10         Applicable Consents.

(a)           Seller shall transmit all required notices with respect to consents from Third Parties required prior to Closing to assign the Properties (such consents, other than

Customary Post Closing Consents, “Applicable Consents”) set forth on Schedule 4.1(n) promptly after the execution of this Agreement but in no event later than five (5) Business Days after execution of this Agreement by the Parties.  Seller shall use its commercially reasonable efforts to obtain all Applicable Consents.  Buyer shall reasonably assist Seller with those efforts.

(b)           If (i) Seller fails to obtain a Applicable Consent set forth in Schedule 4.1(n) prior to Closing and the failure to obtain such Applicable Consent would (1) cause the assignment of the Properties affected thereby to Buyer to be void, (2) give rise to an express right of the counterparty to terminate the Applicable Contract or Lease, or (3) cause the termination of an Applicable Contract or Lease under the express terms thereof, (ii) an Applicable Consent requested by Seller is denied in writing, or (iii) an Applicable Consent is required from a Governmental Authority, then, in each case, (x) the Property (or portion thereof) affected by such un-obtained Applicable Consent shall be excluded from the Properties to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Property (or portion thereof) so excluded.  In the event that any such Applicable Consent (with respect to a Property excluded pursuant to this Section 6.10(b)(i)) that was not obtained prior to Closing is obtained within ninety (90) days following the Closing Date, then, on the tenth (10th) Business Day after such Applicable Consent is obtained, Seller shall assign the Property (or portion thereof) that was so excluded as a result of such previously un-obtained Applicable Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Property (or portion thereof) so excluded (as adjusted pursuant to Section 3.2 through the date of such assignment).

(c)           If Seller fails to obtain an Applicable Consent set forth in Schedule 4.1(n) prior to Closing (i) and the failure to obtain such Applicable Consent would not (1) cause the assignment of the Conveyed Interest (or portion thereof) affected thereby to Buyer to be void, (2) give rise to an express right of the counterparty to terminate the Applicable Contract or Lease, or (3) cause the termination of an Applicable Contract or Lease under the express terms thereof, (ii) such Applicable Consent requested by Seller is not denied in writing by the holder thereof, and (iii) such Applicable Consent is not required from a Governmental Authority, then the Property (or portion thereof) subject to such un-obtained Applicable Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Properties.  Any Liability that arises due to the failure to obtain such Applicable Consent shall be borne solely by Buyer.

6.11         Special Warranty.  Buyer shall not assert any claim under the special warranty of title under the Assignment (a) with respect to any matter that Buyer had the right to assert a claim under this Article VI and (b) until such time that the Title Threshold and the Title & Environmental Deductible has been fully satisfied.

6.12         Exclusive Remedy.  Except for Buyer’s remedies hereunder for a breach of Seller’s representations and warranties contained in Sections 4.1(n) or 4.1(t), the rights and remedies of Buyer set forth in this Article VI, shall be Buyer’s exclusive rights and remedies with respect to any defect of title (including any Title Defect) or any Environmental Defect or any Environmental Liability with respect to the Properties.

Article VII
TAX MATTERS

7.1           Certain Definitions.

(a)           As used herein, the term “Tax” or “Taxes” means all taxes, assessments and other charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, production, severance, fuel, excess profits, windfall profit, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll or estimated or other tax, including any interest, penalty or addition thereto.

(b)           As used herein, the term “Production Taxes” means all ad valorem, property, excise, production, severance and similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (i) income, franchise and similar Taxes and (b) Transfer Taxes.

(c)           As used herein, the term “Transfer Taxes” means all transfer, sales, use, real property transfer, documentary, stamp and other similar taxes and recording fees.

(d)           As used herein, the term “Tax Return” means any return, declaration, report, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

7.2           Apportionment of Production Taxes.  For purposes of the Purchase Price adjustments for Production Taxes under Section 3.2, (a) Seller shall be responsible for all Production Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time; and (b) Buyer shall be responsible for all Production Taxes attributable to (i) any Tax period ending after the Effective Time and (ii) the portion of any Straddle Period beginning at the Effective Time.  For purposes of allocation between Buyer and Seller of Production Taxes that are payable with respect to Straddle Periods, the portion of any such Production Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Production Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time and (B) in the case of other Production Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time.  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time, and for purposes of clause (B) of the preceding sentence, the period for such other Production Taxes shall begin on the date on which ownership of the applicable Properties gives rise to liability for the particular Tax and shall end on the day before the next such date.  Notwithstanding any other provision in this Agreement to the contrary, (x) the apportionment of Production Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Section 3.2 in the Preliminary Settlement

Statement for Production Taxes for which information is available at the Closing and pursuant to Section 3.2 in the Final Settlement Statement for all remaining Production Taxes, using estimates of such Production Taxes if actual numbers are not available, and (y) Buyer shall pay, or cause to be paid, all Production Taxes that become due and payable after the Closing to the relevant Governmental Authorities pursuant to applicable Laws.

7.3           Liability for Transfer Taxes.  Buyer shall be responsible for the payment of all Transfer Taxes, if any, that arise by reason of the consummation of the transactions contemplated by this Agreement.  Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all such Transfer Taxes and shall send to Seller a statement confirming such payment, which shall be accompanied by proof of Buyer’s actual payment of such Transfer Taxes.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1           Seller’s Conditions.  The obligations of Seller at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           (i) The representations and warranties of Buyer and Parent set forth in Article IV shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect (except with respect to the representation and warranty set forth in Section 4.2(g) which shall be true in all respects) and (ii) Buyer shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or at the Closing.

(b)           No material action, suit or proceeding affecting all or substantially all of the Properties shall have been instituted by any Third Party acting in good faith before, and no material order, award or judgment shall have been issued by, any Governmental Authority (i) seeking to restrain or prohibit, or restraining or prohibiting, the consummation, in whole or in substantial part, of the transactions contemplated hereby or (ii) seeking to obtain damages from a Party, or ordering any Party to pay damages, in respect of all or substantially all of the transactions contemplated hereby.

(c)           Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller all of the Buyer Deliverables.

(d)           The Parties shall have received all necessary waivers and approvals, all waiting periods shall have expired without any adverse notice or action having been taken and there shall be no legal impediment under the HSR Act to the Closing.

(e)           Buyer and Parent shall have delivered the Certificate in the form of Exhibit G-2.

8.2           Buyer’s and Parent’s Conditions.  The obligations of Buyer and Parent at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           (i) The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect and (ii) Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.

(b)           No material action, suit or proceeding affecting all or substantially all of the Properties shall have been instituted by any Third Party acting in good faith before, and no material order, award or judgment shall have been issued by, any Governmental Authority (i) seeking to restrain or prohibit, or restraining or prohibiting, the consummation, in whole or in substantial part, of the transactions contemplated hereby or (ii) seeking to obtain damages from a Party, or ordering a Party to pay damages, in respect of all or substantially all of the transactions contemplated hereby.

(c)           Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer all of the Seller Deliverables.

(d)           The Parties shall have received all necessary waivers and approvals, all waiting periods shall have expired without any adverse notice or action having been taken, and there shall be no legal impediment under the HSR Act to the Closing.

(e)           Seller shall have delivered to Mercuria the Mercuria Assignment in accordance with the provisions of Section 9.2(c).

(f)            Seller shall have delivered the Certificate in the form of Exhibit G-1.

(g)           The conditions in favor of Buyer and Parent set forth under Section 8.2 of the Mercuria Agreement shall have been satisfied or waived in writing by Buyer or Parent, and Mercuria shall be ready, willing and able to close the transactions contemplated by the Mercuria Agreement.

Article IX
CLOSING

9.1           Preliminary Settlement Statement and Closing.

(a)           Preliminary Settlement Statement.  With respect to the items listed in Section 3.2 that can be determined as of the Closing, Seller shall prepare and deliver to Buyer, on or before five (5) Business Days prior to the Closing Date, a settlement statement setting forth its computations of any adjustments to the initial Purchase Price provided for and required under this Agreement.  Buyer and Seller shall negotiate in good faith to agree upon such adjustments prior to the Closing, provided that if agreement is not reached despite such good faith negotiations, Seller’s computation of such adjustments shall prevail, subject to further adjustment under Section 10.2.  Once determined in accordance with the foregoing, at the Closing, the Purchase Price, as adjusted in accordance with the foregoing (the “Preliminary Amount”), and the specifics of any such adjustments, shall be set forth in a final Preliminary Settlement Statement signed by Buyer, Parent and Seller and delivered at the Closing.  All other upward or downward adjustments to the Purchase Price provided in Section 3.2 and not included in the Preliminary Settlement Statement, shall be taken into account in the Final Settlement Statement.

(b)           Closing.  The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Central time on January 6, 2012, or if all of the conditions to Closing in Article VIII (other than those conditions that are only capable of being satisfied at the Closing) have not yet been satisfied or waived by that date, five (5) Business Days after such conditions have been satisfied or waived, or such other time or place as the Parties may mutually agree in writing at the offices of Locke Lord LLP, counsel to Seller at 2800 JPMorgan Chase Tower, 600 Travis, Houston, Texas 77002 or such other time or place as the Parties may mutually agree in writing.

9.2           Closing Obligations.  At the Closing:

(a)           Buyer shall deliver (or cause to be delivered) to Seller (or as otherwise expressly provided below) the following items (all documents, certificates and other items listed below that are required to be executed, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer, Parent or, if applicable, an Affiliate of Buyer) (collectively, the “Buyer Deliverables”):

(i)            by wire transfer in same day funds to Seller, in accordance with Seller’s written instructions (to be provided to Buyer at least two (2) Business Days prior to the Closing), an amount equal to the Closing Amount;

(ii)           instructions to the Escrow Agent to deliver the Performance Deposit to Seller;

(iii)          the Parent Consideration Shares, if issued pursuant to Section 3.1(a)(ii);

(iv)          an Assignment, Bill of Sale and Conveyance, in form and substance substantially similar to that set forth on Exhibit F (the “Assignment”), covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located;

(v)           assignments in the form required by any Governmental Authority for the assignment of any Properties controlled by such Governmental Authority in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(vi)          (A) such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require, that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties and (B) such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells;

(vii)         all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Leases and Wells from and after the Effective Time, in form and substance substantially similar to that set forth on Exhibit H (the “Letters In Lieu”), which shall be prepared by Seller, to the reasonable satisfaction of Buyer; and

(viii)        any other agreements provided for in this Agreement or necessary to effectuate the transactions contemplated by this Agreement, as may be reasonably requested by Seller.

(b)           Seller shall deliver (or cause to be delivered) to Buyer the following items (all documents, certificates and other items listed below that are required to be executed, other than those described in Section 9.2(b)(vii), will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, an Affiliate of Seller) (collectively, the “Seller Deliverables”):

(i)            an Assignment covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located;

(ii)           assignments in the form required by any Governmental Authority for the assignment of any Properties controlled by such Governmental Authority in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(iii)          instructions to the Escrow Agent to deliver the Performance Deposit to Seller;

(iv)          any change of operator forms or notices that may be required to transfer operations on Seller operated Properties to Buyer (it being understood and agreed, however, that except for its obligation to deliver the Seller Deliverables described in this Section 9.2(b)(iv), Seller shall have no obligation to ensure (and does not warrant) that Buyer will succeed Seller as operator of any Properties operated by Seller or any of its Affiliates);

(v)           the Letters In Lieu;

(vi)          the Transition Agreement;

(vii)         releases of any liens on the Properties arising under that certain Mortgage-Collateral Real Estate Mortgage, dated as of July 26, 2010, as may be amended from time to time, by Seller in favor of Wells Fargo Energy Capital, Inc., as Collateral Agent, recorded in the real property records of (i) Divide County, North Dakota as Document Number 251833, in Mortgage Book 277 Page 565, (ii) McKenzie County, North Dakota as Document Number 406438, and (iii) Williams County, North Dakota as

Document Number 694792 (such liens and the Debt secured thereby, the “Wells Fargo Debt”);

(viii)        a certification of non-foreign status from Seller, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2), in form and substance substantially similar to that set forth on Exhibit I;

(ix)           the lock-up letter agreements in the forms set forth on Exhibit K; and

(x)            any other agreements provided for in this Agreement or necessary to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

(c)           Seller shall deliver (or cause to be delivered) to Mercuria, an Assignment, Bill of Sale and Conveyance, in form and substance substantially similar to that set forth on Exhibit J (the “Mercuria Assignment”), duly executed and acknowledged by an authorized signatory of Seller, covering the Unassigned Mercuria Interests, in sufficient counterparts for recordation in each of the counties in which the Unassigned Mercuria Interests are located.  The Mercuria Assignment shall be recorded immediately prior to the Assignment and shall be given effect prior to the Assignment.

Article X
POST-CLOSING RIGHTS AND OBLIGATIONS

10.1         Files and Records.

(a)           As soon as reasonably practicable after Closing and in no event later than ten (10) days after the Closing, Seller shall deliver (and shall cause its Affiliates to deliver) the Records to Buyer at Seller’s offices (or the offices of any of its Affiliates), and Buyer shall have ten (10) Business Days (commencing on the first day after Buyer receives notice from Seller that the Records are available to Buyer) to remove the Records from Seller’s offices (or the offices of any of its Affiliates).  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing, Seller (and its Affiliates) may retain a copy of any or all of the Records.

(b)           Buyer will retain and will provide Seller with reasonable access to the Records for a period of seven (7) years from and after the Closing, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties.  Buyer shall use all reasonable efforts to obtain access, for Seller’s benefit, to all such books and records that are appurtenant to any Property which may be subsequently conveyed by Buyer.

10.2         Post-Closing Adjustments.

(a)           On or before one hundred and twenty days (120) following the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement setting forth each proposed adjustment to the

Purchase Price that was not included in the Preliminary Settlement Statement and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement.  The Parties shall thereafter negotiate in good faith and undertake to agree with respect to the amounts due under the terms of this Agreement.  If Buyer and Seller are unable to agree with respect to such amounts within thirty (30) days from the date Buyer receives Seller’s proposed statement, then either Party may refer the dispute to an Accounting Expert for review and final determination.  The Accounting Expert’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The Accounting Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  For purposes of this Agreement, the term “Final Settlement Statement” means the final statement (i) as finalized by mutual agreement of Buyer and Seller pursuant to this Section 10.2(a) or (ii) upon resolution of any dispute, the final statement reflecting those resolutions, and the date on which the Final Settlement Statement is so determined is referred to herein as the “Final Settlement Date”.

(b)           Notwithstanding anything to the contrary set forth herein, after the Final Settlement Date, there shall be no further Purchase Price adjustments pursuant to Section 3.2 for any item not included in the Final Settlement Statement.

(c)           Buyer shall, within seven (7) days of the Final Settlement Date, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the final settlement adjustment amount set forth in the Final Settlement Statement, as finalized by mutual agreement of Buyer and Seller pursuant to Section 10.2(a) or upon determination by the Accounting Expert.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Accounting Expert.

10.3         Further Assurances.  From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property or assets which was not intended by the Parties to be conveyed to Buyer, including the Excluded Assets.  From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties.  If any of the Properties are incorrectly described in any Assignment, the description shall be corrected upon proof of the proper description.

10.4         Removal of Signs.  Notwithstanding anything to the contrary set forth herein, Buyer shall obtain no right, title, interest, license or other right whatsoever to use the word “North Plains” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”).  Buyer agrees that, as soon as practicable after the Closing, and in any event on or before the later to occur of (a) the thirtieth (30th) day after the Closing or (b) the tenth (10th) day after Seller has been replaced as the operator of record of the Properties, it will cease using the Seller Marks in any manner, directly or indirectly, and remove, strike over or otherwise obliterate all Seller Marks from the Properties.  The Parties acknowledge and agree (i) because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 10.4, in addition to other remedies available to it at law or in equity, and (ii) that the covenant of Buyer set forth in this Section 10.4 shall survive the Closing indefinitely, including following any subsequent transfer of the Properties by Buyer, without limitation as to time.

10.5         Registration Rights.

(a)           If (i) Seller holds Parent Consideration Shares that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable Seller to dispose of the number of Parent Consideration Shares it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of Seller, Parent shall file with the SEC as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six (6) months following its effective date or such shorter period as shall terminate when all Parent Consideration Shares covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Parent Consideration Shares specified by Seller; provided, however, that Parent shall not be required to effect more than three (3) registrations pursuant to this Section 10.5; and provided further, however, that if at the time a request pursuant to this Section 10.5 is submitted to Parent requesting registration and the board of directors of Parent determines in its good faith judgment that a postponement of the requested registration for up to six (6) months would be in the best interests of Parent and its stockholders due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six (6) months, but not thereafter.  In connection with any registration pursuant to the immediately preceding sentence, Parent shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as Seller shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Parent Consideration Shares subject to such registration on such National Securities Exchange as Seller shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable Seller to consummate a public sale of such Parent Consideration Shares in such states.  Except as set forth in Section 10.5(b), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by Parent, without reimbursement by Seller.  Parent shall cause any Parent Consideration Shares issued at the Closing to be listed on the NYSE prior to the Closing.

(b)           If underwriters are engaged in connection with any registration referred to in this Section 10.5, Parent shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters.  Further, Parent shall, to the fullest extent permitted by law, indemnify and hold harmless Seller Indemnified Parties against any Liabilities resulting to, imposed upon or incurred by the Seller Indemnified Parties, directly or indirectly, under the Securities Act or otherwise based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Parent Consideration Shares were registered under the Securities Act or any state securities or blue sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period Parent is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that Parent shall not be liable to any Seller Indemnified Party to the extent that any such Liabilities arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Seller Indemnified Party specifically for use in the preparation thereof.

(c)           The provisions of Section  10.5(a) Section 10.5(b) shall continue to be applicable with respect to Seller for so long thereafter as is required for Seller to sell all of Parent Consideration Shares with respect to which it has requested inclusion in a registration statement otherwise filed or that a registration statement be filed.  The provisions of Section 10.5(b) shall continue in effect thereafter.

(d)           Any request to register Parent Consideration Shares pursuant to this Section 10.5 shall (i) specify the number of Parent Consideration Shares intended to be offered and sold by Seller, (ii) express Seller’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of the Parent Consideration Shares, and (iv) contain the undertaking of Seller to provide all such information and materials and take all action as may be required in order to permit Parent to comply with all applicable requirements in connection with the registration of such Parent Consideration Shares.

10.6         Required Financial Statements.

(a)           For a period of three (3) years following the Closing Date, Seller shall cooperate with Buyer and Parent as and when needed in respect of the Required Financial Statements and the related Opinion issued by the Accounting Expert, including using commercially reasonable efforts to respond to SEC comment letters in respect thereof.

(b)           For a period of three (3) years following the Closing Date, Seller shall retain, or caused to be retained, all books, records, information and documents that may be necessary in connection with the preparation and audit and/or review of financial statements required under applicable Law and applicable to Parent or its Affiliates with respect to the Properties.

10.7         Post-Effective Time Accounts Receivables.  In the event that as of the Final Settlement Date, Seller has not collected all outstanding accounts receivable relating to or associated with a period of time following the Effective Time that are owed to Seller from the other working interest owners in the DSUs set forth on Exhibit A that Seller previously operated, then, on the Final Settlement Date, (i) Seller shall assign, transfer and convey to Buyer all such accounts receivable and to the extent transferable, any and all rights of Seller associated therewith, including lien rights, pursuant to a form of assignment without representation or warranty of any kind except a special warranty of title by, through and under Seller, and otherwise mutually acceptable to the Parties, and (ii) Buyer shall pay to Seller, by wire transfer of immediately available United States dollars, the aggregate amount of such outstanding, unpaid accounts receivable.

10.8         Transition Services Agreement.

(a)           For the period beginning on the Closing Date and ending on the earlier of (i) the end of the first full calendar month following Closing or (ii) the date Buyer notifies Seller that it no longer needs a specific service (the “Transition Period”), Seller shall provide to Buyer the following services on the same basis as were being provided by Seller with respect to the Properties as of the Execution Date and which are reasonably necessary or appropriate to effect the orderly transfer of ownership of the Properties to Buyer under this Agreement (the “Services”):

(i)            accounting services relating to the processing of revenues and joint interest billings with respect to the Properties (to the extent handled by Seller and consistent with Seller’s past practices), including accounting services with respect to the calculation of royalty and lease payments, the processing of accounts payable and the collection of accounts receivable, and calculation of severance Taxes;

(ii)           assistance with the conversion and integration of Records regarding the Properties stored and maintained on Seller’s computer systems, including the following:

(A)          accounting records, reports and systems;

(B)           application systems including royalties, revenues, land records, gas contracts and reserves;

(C)           land records; and

(D)          well data and production data specific to the Properties;

(iii)          administer all leases and division orders, and maintain all land, lease and other records and provide associated services and also make rental and shut-in payments and other lease payments and upon request, will provide Buyer with a lease payment schedule for any calendar month during the Transition Period; and

(iv)          preparing and filing statutory producer’s reports and other filings related to severance Taxes and providing royalty owners and other payees with such payment detail as may be required by applicable Law (to the extent handled by Seller and consistent with Seller’s past practices).

(b)           There shall be no fee for the Services, provided that Buyer shall reimburse Seller for any reasonable out-of-pocket costs or expenses incurred by Seller in performing the Services.  Seller shall provide Buyer an invoice detailing any such out-of-pocket costs and expenses at the end of the Transition Period and Buyer shall remit payment to Seller of such amounts within 30 days of Buyer’s receipt of such invoice.  In the event there is any dispute with respect to such amounts, Buyer and Seller shall work in good faith to resolve such disputes.

(c)           In order that Buyer may become familiar with the Services provided by the employees of Seller and make orderly arrangements for the provision of such Services after the expiration of the Transition Period, Buyer, upon the prior written consent of Seller, not to be unreasonably withheld, will be entitled to consult with employees on the staff of Seller that perform the Services, during normal business hours and at the corporate offices of Seller during the period that those employees are providing the Services described in this Section 10.8, provided that those consultations do not unreasonably interfere with the performance by those employees of their duties.

(d)           Seller shall maintain such records as it normally keeps for its own internal purposes in connection with the Services.  Promptly following the expiration of the Transition Period, Seller shall deliver those records to Buyer, provided that Seller may retain copies of any such records.

(e)           SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE SERVICES, AND HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

(f)            Buyer assumes sole responsibility for and shall defend, indemnify, release and hold the Seller Indemnified Parties harmless from and against any and all Liabilities suffered by the Seller Indemnified Parties arising out of or resulting from the performance of the Services or otherwise related to any actions or inactions by the Seller Indemnified Parties pursuant to this Section 10.8, REGARDLESS OF WHETHER CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OR FAULT, OR STRICT LIABILITY OR ABSOLUTE LIABILITY OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, OR ANY OTHER PERSON, NATURAL OR OTHERWISE, ANY DEFECT IN ANY PREMISES WHETHER PRE-EXISTING THIS AGREEMENT OR NOT AND WHETHER SUCH DAMAGES, LOSSES, LIABILITIES, CLAIMS OR DEMANDS ARISE FROM TORT, CONTRACT, QUASI-CONTRACT OR OTHERWISE.

(g)           Buyer acknowledges and agrees that Seller shall have no liability for the consequences of its performance of the Services, REGARDLESS OF WHETHER CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OR FAULT,

OR STRICT LIABILITY OR ABSOLUTE LIABILITY OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, OR ANY OTHER PERSON, NATURAL OR OTHERWISE, ANY DEFECT IN ANY PREMISES WHETHER PRE-EXISTING THIS AGREEMENT OR NOT AND WHETHER SUCH DAMAGES, LOSSES, LIABILITIES, CLAIMS OR DEMANDS ARISE FROM TORT, CONTRACT, QUASI-CONTRACT OR OTHERWISE, EXCEPT ONLY TO THE EXTENT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Article XI
INDEMNIFICATION

11.1         Buyer’s and Parent’s Indemnity Obligations.  If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.4 and otherwise herein, Buyer and Parent and their respective successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Seller or any of its Affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines, costs and expenses, including any fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise (collectively, “Liabilities”), arising out of, resulting from, based on, associated with or relating to:

(a)           any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement;

(b)           any breach by Parent of Parent’s representations, warranties or covenants set forth in this Agreement; and

(c)           the Assumed Liabilities.

11.2         Seller’s Indemnity Obligation.  If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.4 and otherwise herein, Seller and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS each of Buyer and Parent and their respective Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Buyer or any of its Affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with or relating to:

(a)           any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement; and

(b)           the Indemnified Excluded Liabilities.

In no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.

11.3         Deductible, Threshold and Cap.  Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation or liability for indemnification under Section 11.2 (except for breaches of the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(e), 4.1(h) and 4.1(j))for (a) any individual indemnity claim under this Article XI, the amount of which does not exceed Forty Thousand Dollars ($40,000) (the “Indemnity Threshold”); provided, however, that, for purposes of calculating the value of any claim for indemnification under this Section 11.3, an event or related series of events affecting any one Property, or more than one Property, shall be deemed to be a single claim, and/or (b) any individual indemnity claim that exceeds the Indemnity Threshold, unless and until the aggregate of all such individual indemnity claims that exceed the Indemnity Threshold, exceed Four Million Seven Hundred Twenty Thousand Dollars ($4,720,000) (the “Indemnity Deductible”), and then only with respect to the amount of such indemnity claims that exceed the Indemnity Deductible and that are less than Forty Million Dollars ($40,000,000) (the “Indemnity Cap”).  Notwithstanding anything herein to the contrary, Buyer shall not bring an indemnity claim pursuant to Section 11.2(a) against Seller with respect to a breach of representation claim as a result of the Knowledge of any Person other than J. Stephen Mercer, Joseph A. Pope, Dustin Gaspari, Rey A. Baribault or Kevin E. O’Connell unless Buyer is also bringing an indemnity claim against Mercuria under the Mercuria Agreement with respect to the same breach of representation.

11.4         Notice of Claim for Indemnification.  Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise, by any Third Party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying party, together with a statement of such information regarding any of the foregoing as it shall then have.  Such notice shall include a formal demand for indemnification under this Agreement.  For claims for indemnity with respect to which the Indemnity Threshold applies, such claim shall be deemed to have been made (subject to the application of the Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap) upon the indemnified party’s providing an initial notice for a claim of indemnity to the indemnifying party.  Seller, on one hand, and Buyer and Parent on the other, must provide any such notice within the Seller Survival Period and Buyer Survival Period, respectively; otherwise, all indemnifications granted by the respective Party hereunder shall terminate and expire.  The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at the indemnifying party’s expense.

11.5         Waiver of Certain Damages.  Except with respect to any Third Party claims for which a Party is entitled to be indemnified under this Article XI or otherwise pursuant to this

Agreement, each of the Parties expressly waives and releases, on its own behalf and on behalf of its Affiliates, indirect, special, consequential, punitive and exemplary damages and damages for lost profits of any kind with respect to any dispute arising out of, resulting from, based on, associated with or relating to, this Agreement, the breach hereof or the transactions contemplated hereby.

11.6         Exclusive Remedy.  If the Closing occurs, the indemnity obligations set forth in this Agreement and the special warranty of title in the Assignment shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities Laws and claims available at common law, in equity or by statute.

11.7         Extent of Indemnification.  The indemnification and assumption provisions provided for in this Agreement shall be applicable whether or not the Liabilities in question arose solely or in part from the gross, active, passive or concurrent negligence or other fault of any Seller Indemnified Party or Buyer Indemnified Party.

Article XII
ARBITRATION

12.1         Arbitration.

(a)           Any controversy or claim arising out of or related to any Disputed Defect Matter shall be settled by arbitration by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (“Rules”) as modified by this Article XII.

(b)           In the event that the Parties are unable to agree on an arbitrator then within thirty (30) days after a notice of arbitration is filed by either Party, then such arbitrator(s) shall be chosen in accordance with the Rules.

(c)           Any arbitration of any Disputed Defects Matter pursuant to Article VI of this Agreement, shall be determined by a single arbitrator (the “Defects Arbitrator”).  The Defects Arbitrator shall be either an attorney with at least ten (10) years experience in oil and gas titles, operations and transactions with respect to matters involving Title Defects, or an environmental consultant with at least ten (10) years experience, with respect to matters involving Environmental Defects, (in each case) selected by mutual agreement of Buyer and Seller.  Absent such agreement, by the AAA, provided that in no case shall the Defects Arbitrator have any substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection.  The Defects Arbitrator’s award shall be made within twenty (20) days after submission of the Disputed Defect Matters and shall be binding on and non-appealable by the Parties.  In making his determination, the Defects Arbitrator shall be bound by the rules set forth in Article VI.  Subject to the foregoing, the Defects Arbitrator may consider such other matters as in the opinion of the Defects Arbitrator are necessary to make a proper determination; provided, however, that with respect to any arbitration concerning a Title Defect Amount, Title Benefit Amount or an Environmental Defect Amount, the Defects Arbitrator may not award Buyer (or Seller, if applicable) a greater amount than the amount claimed by Buyer (or Seller, if applicable) in its Title Notice or Environmental Notice, as applicable.  The Defects Arbitrator shall determine only each specific Disputed Defect Matter, and, (unless the Disputed Defect Matter relates to a Title Defect Amount), the corresponding Title Benefit Amount or (as the case may be) the Environmental Defect Amount.  The Defects Arbitrator may not award monetary amounts to either Party with respect to any Disputed Defect Matter.

12.2         Additional Procedures.  The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and information (including electronically stored information) relevant to any Disputed Defect Matter, including copies of all documents in their possession or control on which they rely in support of the position or which they intend to introduce as exhibits at a hearing.  The necessity of additional information exchange shall be determined by the arbitrator (or Accounting Expert, as the case may be) based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing Parties and the witness.

12.3         Location.  The place of arbitration shall be Denver, Colorado, unless another place is determined to be mutually acceptable to the Arbitrator(s), Buyer and Seller.  Pending the final decision of the Arbitrator(s) of any Disputed Defect Matter, all Parties will proceed diligently with performance of all contract obligations, including the payment of all sums not in dispute, required by this Agreement.  Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief.  The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

12.4         Written Decision or Award.  The written decision or award of the Arbitrator(s) shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction.  Buyer and Parent on one hand, and Seller on the other, shall equally bear the cost of the services and expenses of the Arbitrator(s) and all other costs of the arbitration proceedings.

12.5         Authority of Arbitrator.  Except as otherwise provided in this Section 12.5, any Arbitrator (or Accounting Expert) shall have no authority to award incidental, indirect, special, consequential (including lost profits or other consequential or business interruption damages or any other damages not measured by actual damages), multiple, statutory, punitive or exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby.  This limitation of losses and damages shall apply to any arbitration no matter when the proceeding is initiated.

12.6         Confidentiality.  Except to the extent necessary to enforce a decision and award of the Arbitrator(s), to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its

Affiliates are listed or are in the process of being listed, the Arbitrator(s) and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XII, any decision and award of the Arbitrator(s) and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XII.

Article XIII
TERMINATION

13.1         Termination.  This Agreement and the transactions contemplated hereby may only be terminated at or before the Closing and only:

(a)           by Seller, if the conditions set forth in Section 8.1 are not satisfied (or waived in writing by Seller) as of the Outside Termination Date;

(b)           by Buyer, if the conditions set forth in Section 8.2 are not satisfied (or waived in writing by Buyer) as of the Outside Termination Date;

(c)           by the mutual written agreement of Buyer, Parent and Seller;

(d)           by either Buyer or Seller, upon written notice to the other Party, in the event that the sum of (i) the Title Defect Amounts and Environmental Defect Amounts properly asserted by Buyer in good faith with respect to any Title Defects and Environmental Defects, and (ii) the Allocated Values of each Retained Property, in the aggregate without duplication of any amounts, and after giving effect to the Title Threshold, the Environmental Threshold, and the Title & Environmental Deductible, as may be applicable thereto, equal or exceed fifteen percent (15%) of the Purchase Price;

(e)           by Buyer, upon written notice to the Seller, in the event that Title Benefits resulting in a Purchase Price adjustment under Section 3.2(a)(iv), in the aggregate without duplication of any amounts, and after giving effect to the Title Threshold, the Environmental Threshold, and the Title & Environmental Deductible, as may be applicable thereto, equal or exceed fifteen percent (15%) of the Purchase Price; and

(f)            by either Buyer or Seller if the Closing shall have not occurred by Outside Termination Date;

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (f) above if such Party is at such time in material breach of any provision of this Agreement.

13.2         Liabilities Upon Termination.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except for the provisions of Sections 5.2, 5.4, 6.1(c) through 6.1(e) and this Section 13.2, and Article XIV and such of the defined terms in Section 1.1 necessary to give context to the surviving provisions, this

Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           If (i) Buyer materially breaches this Agreement at a time when Seller is not in material breach of this Agreement or (ii) Buyer fails to close the transactions contemplated hereunder in the instance where, as of the Outside Termination Date, (A) all of the conditions in Section 8.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived in writing by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 9.2(b) and (C) Buyer nevertheless elects not to close, then in either such event, Seller shall be entitled to, at its option and as its sole and exclusive remedy, one of the following:

(i)            to terminate this Agreement and entitled to receive an amount equal to Forty Million Dollars ($40,000,000) as liquidated damages, which amount, less the Performance Deposit, shall be immediately payable by wire transfer in immediately available funds by Buyer and or Parent to Seller and Buyer shall direct the Escrow Agent to release the Performance Deposit to Seller (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller); or

(ii)           specific performance, provided that the Qualified Fundraising has occurred.

For clarity, the Parties hereby agree and stipulate that, if the Closing does not occur, Buyer shall never be liable under this Agreement, including, without limitation, under Sections 13.2(b)(i) or 13.2(b)(ii), for monetary damages in an amount in excess of Forty Million Dollars ($40,000,000).

(c)           If (i) Seller is in Willful Breach of this Agreement or (ii) Seller fails to close the transactions contemplated hereunder in the instance where, as of the Outside Termination Date, (A) all of the conditions in Section 8.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 9.2(a), and (C) Seller nevertheless elects not to close, then in either such event, Buyer and Parent shall be entitled to, at their option and as their sole and exclusive remedy, one of the following:

(i)            to terminate this Agreement and be entitled to receive an amount equal to Forty Million Dollars ($40,000,000) as liquidated damages, which amount shall be immediately payable by wire transfer in immediately available funds by Seller to Buyer (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Buyer); or

(ii)           specific performance.

For clarity, the Parties hereby agree and stipulate that, if the Closing does not occur, Seller shall never be liable under this Agreement, including, without limitation, under Sections Section 13.2(c)(i) or 13.2(c)(ii), for monetary damages in an amount in excess of Forty Million Dollars ($40,000,000).

(d)           If this Agreement is terminated for any reason other than by Seller for a reason prescribed under Section 13.2(b), (i) the Performance Deposit and all interest thereon shall be returned to Buyer on demand upon such termination of this Agreement and (ii) the Parties hereby agree to instruct the Escrow Agent to return the Performance Deposit to Buyer in accordance with the terms of the Escrow Agreement.

(e)           Subject to the foregoing, upon the termination of this Agreement, neither Party shall have any other liability or obligation hereunder.

(f)            NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, AS A RESULT OF A BREACH OF THIS AGREEMENT BY THE OTHER PARTY.

Article XIV
MISCELLANEOUS

14.1         Notices.  All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if (a) personally delivered in writing, (b) mailed by registered or certified mail, postage prepaid or overnight carrier, (c) sent by electronic mail (with confirmation of delivery) with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent) or (d) communicated by facsimile (with confirmation of delivery), to the following address for each Party:

Buyer:	Kodiak Oil & Gas (USA) Inc.

1625 Broadway, Suite 250
Denver, Colorado 80202
E-mail: cosborn@kodiakog.com
Fax: (303) 592-8071
Attention: Cathleen Osborn

with a copy to:

Dorsey & Whitney LLP
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104-7043
e-mail: jones.randal@dorsey.com; luebeck.lisa@dorsey.com
Fax: (206) 903-8820
Attention: Randal R. Jones; Lisa M. Luebeck

Parent:	Kodiak Oil & Gas Corp.

1625 Broadway, Suite 250
Denver, Colorado 80202
E-mail: cosborn@kodiakog.com
Fax: (303) 592-8071
Attention: Cathleen Osborn

with a copy to:

Dorsey & Whitney LLP
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104-7043
e-mail: jones.randal@dorsey.com; luebeck.lisa@dorsey.com
Fax: (206) 903-8820
Attention: Randal R. Jones; Lisa M. Luebeck

Seller:	North Plains Energy, LLC

1888 Sherman Street, Suite 375
Denver, Colorado 80203
E-mail: smercer@northplainsenergy.com
Fax: (303) 648-6787
Attention: J. Stephen Mercer

with a copy to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
E-mail: tradney@lockelord.com
Fax: (713) 223-3717
Attention: Terry L. Radney

Notwithstanding the foregoing, any notice required or permitted under this Agreement will be effective if given verbally within the time period provided, so long as such verbal notice is followed by written notice thereof in the manner provided in this Section 14.1 within twenty-four (24) hours following the end of such time period.  Any Party may, by written notice so delivered to the other Parties in accordance with this Section 14.1, change the address or individual to which delivery of any communication or notice under this Agreement shall be made to such Party.

14.2         Amendments and Severability.  No provision of this Agreement may be amended, modified or waived, except by an instrument in writing executed, by Buyer, Parent and Seller in the case of amendment or modification, or, in the case of a waiver, by the Party to whom the obligation waived was owed.  The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

14.3         Assignment.  Except for assignments by Buyer to an Affiliate of Buyer, this Agreement may not be assigned by any Party without the prior written consent of the other Parties.  Notwithstanding any permitted assignment by a Party hereunder, such Party shall not be released from its obligations hereunder without the written consent of the other Parties.

14.4         Interpretation.

(a)           Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect the interpretation of any of the terms or provisions of this Agreement.

(b)           Construction.  Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules of this Agreement; (iii) references to money refer to legal currency of the United States of America; (iv) the word “including” shall mean “including, without limitation”; (v) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms; and (vi) the words “hereof,” “herein,” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           Exhibits and Schedules.  All Exhibits and Schedules attached to or referred to in this Agreement are made a part of this Agreement.  The section numbers in the Schedules correspond to the section numbers in the Agreement; provided, however, any information disclosed herein under any Schedule shall be deemed to be disclosed and incorporated into any such other Schedule to the extent that its relevance or applicability to such other Schedule is readily apparent on its face.

(d)           Not to be Construed Against Drafter.  The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including the waivers and indemnities contained herein.  Based on said review and consultation, the Parties agree with each and every term contained in this Agreement.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

14.5         Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of Texas, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction, and with the exception of title and real property matters which shall be governed by the laws of the State of North Dakota (excluding any choice of law rules which may direct the application of the laws of another jurisdiction).

14.6         Announcements.  Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued under or pursuant to this Agreement or the transactions contemplated hereby and under the Mercuria Agreement.  No Party shall make any press release or announcement without the prior written consent of the other Party, except in each case as may be required by applicable Laws or the applicable rules or regulations of any Governmental Authority or stock exchange.

14.7         Entire Agreement.  This Agreement, the Confidentiality Agreement and the State Lease Letter Agreement constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

14.8         Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.  Except with respect to Section 6.1(c) and Article XI, nothing contained in this Agreement, express or implied, is intended to confer upon any other Person (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies Agreement; provided that (a) only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified parties (but shall not be obligated to do so) and (b) the Financing Sources shall be beneficiaries of and shall be entitled to enforce, Sections 14.12(a) and 14.12(c).

14.9         Waiver.  Except as set forth in Section 14.2, the failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

14.10       Conspicuousness of Provisions.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET OUT IN “BOLD” AND/OR ALL CAPITAL LETTERS SATISFY THE REQUIREMENT OF THE “EXPRESS NEGLIGENCE RULE” AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

14.11       Counterparts.  This Agreement may be executed by Seller and Buyer in any number of counterparts (including by electronic transmission), each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

14.12       Waiver of Jury Trial; Submission to Jurisdiction.

(a)           THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR ANY BREACH HEREOF OR THEREOF.

(b)           WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”), EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY OF THE STATE DISTRICT COURTS FOR DENVER COUNTY, DENVER OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE OR FEDERAL COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)           NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO ACKNOWLEDGE AND IRREVOCABLY AGREE (I) THAT ANY SUIT, ACTION, CLAIM, CROSS-CLAIM OR OTHER LEGAL PROCEEDING BEFORE ANY GOVERNMENTAL AUTHORITY, WHETHER IN LAW OR IN EQUITY OR OTHERWISE, BY OR AGAINST THE FINANCING SOURCES (A “FINANCING ACTION”) ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING COMMITMENTS, THE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT THEREOF AND EACH PARTY HERETO SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH FINANCING ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH FINANCING ACTION IN ANY OTHER COURT, (III) THAT ANY SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL SHALL BE ADDRESSED TO ANY FINANCING SOURCE DIRECTLY AND SHALL NOT BE EFFECTIVE AS SERVICE OF PROCESS AGAINST ANY SUCH FINANCING SOURCE IF ADDRESSED TO BUYER AS PROVIDED IN SECTION 14.1, (IV) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR

HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH FINANCING ACTION IN ANY SUCH COURT, (V) THAT A FINAL JUDGMENT IN ANY SUCH FINANCING ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW, (VI) THAT THE FINANCING SOURCES ARE BENEFICIARIES OF AND MAY ENFORCE ANY LIABILITY CAP OR LIMITATION ON DAMAGES OR REMEDIES IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 13.2), (VII) THAT THE FINANCING SOURCES ARE EXPRESS THIRD PARTY BENEFICIARIES OF, AND MAY ENFORCE, ANY PROVISIONS IN THIS AGREEMENT REFLECTING THE FOREGOING AGREEMENTS AND (VIII) ANY FINANCING ACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.  FOR THE AVOIDANCE OF DOUBT, ANY SUIT, ACTION, CLAIM, CROSS-CLAIM OR OTHER LEGAL PROCEEDING BETWEEN BUYER AND SELLER TO WHICH THE FINANCING SOURCES ARE NOT A PARTY SHALL NOT BE SUBJECT TO THIS SECTION 14.12(c).

(D)          THE PARTIES AGREE THAT ANY SUIT ACTION, CLAIM, COMPLAINT, OR OTHER LEGAL PROCEEDING BROUGHT UNDER SECTION 14.12(C) AGAINST A FINANCING SOURCE THAT INCLUDES OR IS REQUIRED TO INCLUDE BUYER SHALL BE GOVERNED BY THE PROVISIONS OF 14.12(C), NOTWITHSTANDING THE PROVISIONS OF SECTION 14.12(B) TO THE CONTRARY.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

NORTH PLAINS ENERGY, LLC

By:	/s/ J. Stephen Mercer
Name:	J. Stephen Mercer
Title:	President

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	President and CEO

PARENT:

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	President and CEO